Exhibit 99.4
As used in this Exhibit 99.4, unless the context otherwise requires, the terms (i) “we,” “us,” “our” and “the Company” refer to Dollar Financial Corp. and its subsidiaries, including National Money Mart Company, (ii) “Issuer” and “Money Mart” refer solely to National Money Mart Company, (iii) “Parent” refers solely to Dollar Financial Corp., (iv) “DFG” refers solely to Dollar Financial Group, Inc., (v) “Dollar Financial U.K.” refers solely to Dollar Financial U.K. Limited, (vi) “MFS” refers to Military Financial Services, LLC and its wholly-owned subsidiaries, Dealers’ Financial Services, LLC and Dealers’ Financial Services Reinsurance Ltd., and (vii) “DFS” refers solely to Dealers’ Financial Services, LLC. Unless the context otherwise requires, the term “fiscal year” and “fiscal” refer to (a) the twelve-month period ended on June 30 of that year with respect to the Company and (b) the twelve-month period ended on December 31 of that year with respect to MFS. References to “$,” “dollars,” “United States dollars” or “U.S. dollars” refer to the lawful currency of the United States of America.
Unless otherwise indicated, or the context otherwise requires, information identified in this Exhibit 99.4 as “pro forma” gives effect to our proposed acquisition of MFS, the amendment and extension of our senior secured credit facility, the prepayment of a portion of our outstanding term loans and the proposed offering by Money Mart of $350 million aggregate principal amount of its senior notes in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended, and the application of the net proceeds therefrom (to which we refer in this Exhibit 99.4 as “the offering” or “this offering”), or collectively, the “Transactions”. As used in this Exhibit 99.4, the term “this offering circular” refers to this Exhibit 99.4.
SUMMARY INFORMATION ABOUT DOLLAR FINANCIAL CORP. AND ITS SUBSIDIARIES
Our Company
          We are a leading international financial services company serving unbanked and under-banked consumers. We believe our financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. Our customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from us rather than from banks and other financial institutions. To meet the needs of these customers, we provide a range of consumer financial products and services primarily consisting of check cashing, single-payment consumer loans, longer-term installment loans, pawn lending, debit cards, phone/gift cards, bill payment, money orders, money transfers, foreign exchange, gold buying and legal document processing services. For fiscal 2009, we generated revenue of $527.9 million and Adjusted EBITDA of $138.5 million. For a description of Adjusted EBITDA and a reconciliation to net (loss) income, see “Summary Historical and Pro Forma Consolidated Financial Data.”

As of September 30, 2009, our global financial services network consisted of 1,188 locations (of which 1,032 are company-owned) operating primarily as Money Mart®, Money Shop®, Loan Mart®, Money Corner®, Insta-Cheques® and The Check Cashing Store® in the United States, Canada, the United Kingdom and the Republic of Ireland. These locations primarily offer financial services including check cashing, single-payment consumer loans, sale of money orders, money transfer services and various other related services. Also included in this network is the Company’s Poland operation acquired in June 2009 which provides financial services to the general public through in-home loan servicing.

Our network includes the following platforms for delivering our financial services to the consumers in our core markets:

United States.  We believe we operate one of only seven U.S. check cashing store networks that have more than 100 locations, the remaining competitors being local chains and single-unit operators. As of September 30, 2009, we operated a total of 352 financial services stores in 15 states, including 99 stores in California, 104 stores in Florida, 36 stores in Arizona, 18 stores in Louisiana and 95 stores in 11 other states. We also have 39 franchised locations operating under the name “We The People” which offer retail-based legal document processing services. Our financial services store locations typically offer our full range of financial products and services, including check cashing and short-term consumer loans. Our 38 Loan Mart stores principally offer short-term consumer loans, as well as other ancillary services depending upon location. Our U.S. business had revenues of $153.7 million for fiscal 2008, and $154.9 million for fiscal 2009. Additionally, for the fiscal quarter ended September 30, 2008, our U.S. business had revenues of $42.2 million and for the fiscal quarter ended September 30, 2009, our U.S. business had revenues of $34.2 million.

Canada.  In Canada, we believe we are the leading financial services company serving unbanked and under-banked consumers and we hold a significant share of that market. We estimate that the total number of outlets offering check cashing and/or single-payment consumer loans in the entire Canadian market to be 1,500. We believe that there are only two other networks of stores with over 100 locations. While we believe that we enjoy almost 30% market share by outlet in Canada, our research estimates our market share by volume of business to be significantly higher. As of September 30, 2009, there are 461 financial services stores in our Canadian network, of which 399 are operated by us and 62 are operated by franchisees in 12 of the 13 Canadian provinces and territories with 225 locations in Ontario, 83 locations in British Columbia, 72 locations in Alberta, 20 locations in Manitoba and 61 locations in the other 8 provinces and territories. All of our stores in Canada are operated under the name “Money Mart” except locations in the Province of Québec which operate under the name “Instant Cheques”. The stores in Canada typically offer check cashing, short-term consumer loans and other ancillary products and services. Our Canadian business had revenues of $279.5 million for fiscal 2008 and $236.3 million for fiscal 2009. The impact of foreign currency rates resulted in a decrease in Canadian revenues for fiscal 2009 of approximately $34.4 million versus the prior year. Additionally, for the fiscal quarter ended September 30, 2008, our Canadian business had revenues of $70.3 million and for the fiscal quarter ended September 30, 2009, our Canadian business had revenues of $64.1 million. The impact of foreign currency rates resulted in a decrease in Canadian revenues for the fiscal quarter ended September 30, 2009 of approximately $3.4 million versus the prior year.

United Kingdom and Republic of Ireland.  Based on information from the British Cheque Cashers Association, we believe that we have a United Kingdom market share of stores of approximately 18%. In addition, we believe that our 335 company-operated and franchised/agent stores as of September 30, 2009 account for up to 40% of the total check cashing transactions performed at check cashing stores in the United Kingdom. As of September 30, 2009, there are 335 financial services stores in our United Kingdom network, of which 280 are operated by us and 55 are operated by franchisees/agents with 286 locations in England, 24 locations in Scotland, 13 locations in Wales and 12 locations in Northern Ireland. We currently have one store in the Republic of Ireland which we opened in 2008. All of our stores in the United Kingdom and the Republic of Ireland (with the exception of certain franchises operating under the name “Cash A Cheque”) are operated under the name “Money Shop.” The stores in the United Kingdom typically offer check cashing, short-term consumer loans, pawn lending and other ancillary products and services. Our store in the Republic of Ireland offers check cashing and other ancillary products and services. In April 2009, we acquired all the shares of Express Finance Limited, a U.K. Internet-based consumer lending business. Our United Kingdom and Republic of Ireland business had revenues of $139.0 million for fiscal 2008 and $136.7 million for fiscal 2009. The impact of foreign currency rates resulted in a decrease in the United Kingdom and Ireland revenues for fiscal 2009 of approximately $32.8 million. Additionally, for the fiscal quarter ended September 30, 2008, our United Kingdom and Republic of Ireland business had revenues of $40.5 million and for the fiscal quarter ended September 30, 2009, our United Kingdom and Republic of Ireland business had revenues of $43.5 million. The impact of foreign currency rates resulted in a decrease in United Kingdom and Republic of Ireland revenues for the fiscal quarter ended September 30, 2009 of approximately $6.6 million.

On October 3, 2009, we purchased a merchant cash advance business in the United Kingdom. The acquired company primarily provides working capital needs to small retail businesses by providing cash advances against a percentage of future credit card sales. The purchase price for the acquired company, which currently manages a receivable portfolio of approximately $3.0 million, was $4.9 million. The acquired company is competitively positioned in a rapidly growing market. Moreover, we believe we can export and leverage this expertise to other European countries as well as our Canadian business unit.

Poland.  On June 30, 2009, we acquired a 76% interest in an established consumer lending business in Poland. The acquired company, Optima, S.A., founded in 1999 and headquartered in Gdansk, offers unsecured loans of generally 40-50 week durations with an average loan amount of $250 to $500. The loan transactions include an in-home servicing feature, whereby loan disbursement and collection activities take place in the customer’s home according to a mutually agreed-upon and pre-arranged schedule. The in-home loan servicing concept is well accepted within Poland and Eastern Europe. Customer sales and service activities are managed through an extensive network of local commission-based representatives across five provinces in Northwestern Poland.

The DFS Acquisition.  On October 28, 2009, DFG entered into a purchase agreement for the proposed acquisition of MFS, which we refer to as the DFS acquisition. MFS, through its wholly-owned subsidiary, DFS, is an established business that provides services to enlisted military personnel seeking to purchase new and used vehicles. DFS markets its services through its branded Military Installment Loan and Education Services, or “MILES” program. DFS provides services to enlisted military personnel who make applications for auto loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank based in the United States. Additionally, DFS provides ancillary services such as service contracts and guaranteed asset protection, or GAP, insurance, along with consultations regarding new and used automotive purchasing, budgeting and credit and ownership training. DFS’s revenue comes from fees which are paid by the third-party national bank and fees from the sale of ancillary products such as warranty service contracts and GAP insurance coverage. DFS operates through an established network of arrangements with more than 545 franchised and independent new and used car dealerships, according to underwriting protocols specified by the third-party national bank. Importantly, as a result of its fee-based business model, DFS receives up-front payments for its services and is not exposed to balance sheet risk on any of the loans that are funded and serviced by the third-party national bank. The purchase price for the DFS acquisition is approximately $117.8 million, which includes a $6.3 million escrow to fund a portion of the sellers’ indemnification obligations, if any.

We believe that the DFS acquisition will provide us with an opportunity to expand into a financial services business that has historically offered relatively stable free cash flow due to the nature of its business, a stable customer base, multiple revenue streams, low operational costs and low capital requirements. While DFS currently does business in all but seven U.S. states, we believe there will be opportunities to expand geographically, increase penetration in certain markets, expand product offerings, and increase penetration of DFS’s products with more tenured enlisted military personnel with higher pay grade levels. While high levels of unemployment have significantly reduced civilian demand for automobiles and auto loans, we believe that DFS is less impacted by this trend due to the stable employment and regular wage increases provided by the U.S. military. For fiscal 2009, after giving pro forma effect to the Transactions, including the DFS acquisition, we would have had revenue of $554.6 million and Adjusted EBITDA of $155.7 million.

Products and Services

Our customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to our convenient neighborhood locations, extended operating hours and high-quality customer service. Our products and services, principally our check cashing and short-term consumer loan program, provide immediate access to cash for living expenses or other needs. We principally cash payroll checks, although our stores also cash government benefit, personal and income-tax-refund checks. During fiscal 2009, we cashed 9.3 million checks with a total face amount of $4.5 billion and an average face amount of $487 per check. During fiscal 2009, we originated 4.1 million single-payment consumer loans with an average principal amount of $406 and a weighted average term of approximately 18 days. In addition, we acted as a servicer and direct lender originating approximately 6,000 longer-term installment loans with an average principal amount of $815 and a weighted average term of approximately 210 days. We strive to provide our customers with high-value ancillary services, including Western Union money order and money transfer products, electronic tax filing, reloadable VISA® and Mastercard® debit cards, bill payment, foreign currency exchange, pawn broking, gold buying, photo ID and prepaid local and long-distance phone services. In addition, during the twelve-month period ended September 30, 2009, DFS, through its MILES program, provided services in connection with approximately 46,000 automobile loan applications by enlisted military personnel resulting in approximately 16,400 completed loan contracts, with an average loan amount of approximately $15,250.

Industry Overview

We operate in a sector of the financial services industry that serves the basic need of service sector individuals who need convenient access to cash and other services. This need is primarily evidenced by consumer demand for check cashing, short-term and longer-term installment loans, pawn lending, Western Union transfers, debit cards and other services. Consumers who use these services are often underserved by banks and other financial institutions.

Service sector individuals represent the largest part of the population in each country in which we operate; in the United States, the service sector makes up one of the fastest growing segments of the workforce. Many of these individuals, particularly in the United States, do not maintain regular banking relationships. They use services provided by our industry for a variety of reasons, including that they often:

•	do not have sufficient assets to meet minimum balance requirements or to achieve the benefits of savings with banks;

•	do not write enough checks to make a bank account beneficial;

•	need access to financial services outside of normal banking hours;

•	desire not to pay fees for banking services that they do not use;

•	require immediate access to cash from their paychecks;

•	may have a dislike or distrust of banks; and

•	do not have a neighborhood bank in close proximity to them.

In addition to check cashing services, under-banked consumers also require short-term and longer-term installment loans that provide cash for living and other expenses. They also may not be able to or want to obtain loans from banks as a result of:

•	their immediate need for cash;

•	irregular receipt of payments from their employers;

•	their desire for convenience and customer service;

•	the unavailability of bank loans in small denominations for short terms; and

•	the high cost of overdraft advances through banks.

Despite the demand for basic financial services, access to banks has become more difficult over time for many consumers. Many banks have chosen to close their less profitable or lower-traffic locations and reduced the hours they operate. Typically, these branch closings have occurred in neighborhoods where the branches have failed to attract a sufficient base of customer deposits. This trend has resulted in fewer convenient alternatives for basic financial services in many neighborhoods. Many banks have also reduced or eliminated some services that under-banked consumers desire.

As a result of these trends, a significant number of retailers have begun to offer financial services to service sector individuals. The providers of these services are fragmented, and range from specialty finance offices to retail stores in other industries that offer ancillary services.

We believe that the under-banked consumer market will continue to grow as a result of a diminishing supply of competing banking services as well as underlying demographic trends. These demographic trends include an overall increase in the population and an increase in the number of self employed, small business and service sector jobs as a percentage of the total workforce.

The demographics of the typical customers for non-banking financial services vary somewhat in each of the markets in which we operate, but the trends driving the industry are generally the same. In addition, the type of store and services that appeal to customers in each market varies based on cultural, social, geographic, economic and other factors. Finally, the composition of providers of these services in each market results, in part, from the historical development and regulatory environment in that market.

Growth Opportunities

We believe that significant opportunities for growth exist in our industry as a result of:

•	growth of small businesses, the self employed and service-sector workforce;

•	failure of commercial banks and other traditional financial service providers to adequately address the needs of small business, service sector and other working-class individuals;

•	trends favoring larger operators in the industry;

•	consolidation within our industry; and

•	Canadian short-term consumer lending provincial regulation that will likely change the competitive landscape and favor lower cost operators.

We believe that, as the service sector population segment increases, and as trends within the retail banking industry make banking less accessible or more costly to these consumers, the industry in which we operate will see a significant increase in demand for our products and services. We also believe that the industry will continue to consolidate as a result of a number of factors, including:

•	economies of scale available to larger operations;

•	use of technology to serve customers better and to control large store networks;

•	inability of smaller operators to form the alliances necessary to deliver new products; and

•	increased licensing and regulatory burdens.

This consolidation process should provide us, as operator of one of the largest store networks, with opportunities for continued growth. We also believe there are substantial growth opportunities in Europe.

Competition

United States.  The industry in which we operate in the United States is highly fragmented. According to FiSCA, there are over 11,000 neighborhood check cashing stores and according to published equity research estimates by Stephens Inc., there are over 24,000 short-term lending stores. There are several public companies in the United States with a large network of stores offering single-payment consumer loans, as well as several large pawn shop chains offering such loans in their store networks in the United States. Like check cashing, there are also many local chains and single-unit operators offering single-payment consumer loans as their principal business product.

Canada.  With the advent of new provincial regulation for single-payment consumer loans, we anticipate that U.S. competitors will likely enter into the Canadian market. Under the new provincial regulation, we believe we have an opportunity to leverage our multi-product platform and improve our share of the Canadian market by continuing to offer lower product pricing than a number of our competitors. Furthermore, we believe many of the less efficient mono-line operators will likely struggle under provincial regulation, which should present an opportunity for us to purchase their stores or customer accounts at attractive prices.

United Kingdom.  In the consumer lending market, recent research indicates that the U.K. market for small, short-term single-payment loans is served by approximately 1,650 store locations, which include check cashers, pawn brokers and home-collected credit companies and is also served by approximately 15 on-line lenders.

Globally.  In addition to other check cashing stores and consumer lending stores and financial services platforms in the United States, Canada, the United Kingdom, Poland and the Republic of Ireland, our industry includes banks and other financial services entities, as well as with retail businesses, such as grocery and liquor stores, which often cash checks for their customers. Some competitors, primarily grocery stores, do not charge a fee to cash a check. However, these merchants generally provide this service to certain customers with solid credit ratings or for checks issued by highly recognized companies, or those written on the customer’s account and made payable to the store.

Our industry includes companies that offer automated check cashing machines and franchised kiosk units that provide check-cashing and money order services to customers, which can be located in places such as convenience stores, bank lobbies, grocery stores, discount retailers and shopping malls.

We believe that convenience, hours of operations and other aspects of customer service are the principal factors influencing customers’ selection of a financial services company in our industry and that the pricing of products and services is a secondary consideration.

Competitive Strengths

We believe that the following competitive strengths position us well for continued growth:

Leading Position in Core Markets.  We have a leading position in our core markets. As of September 30, 2009, we operate 352 company-owned stores in the United States, 399 company-owned stores in Canada, 280 company-owned stores and an Internet-based consumer lending business in the United Kingdom and one company-owned store in the Republic of Ireland. In addition, with our acquisition in June 2009 of an established consumer lending business in Poland, we service an average of 30,000 customers through in-home loan servicing. As of September 30, 2009, we had 62 and 55 foreign financial services franchised/agent locations in Canada and in the United Kingdom, respectively. Highlights of our competitive position in these core markets include the following:

•	A large portion of our domestic stores are located in the western United States and Florida, where we believe we hold leading market positions.

•	We are the industry leader in Canada, and we believe that we hold a very significant market share and have at least one store in almost every Canadian city with a population of over 50,000.

•	We believe that we are the largest check cashing company in the United Kingdom, comprising approximately 18% of the market measured by number of stores, although we believe that we account for approximately 40% of all check cashing transactions performed at check cashing stores.

Additionally, DFS, which we expect to acquire in the DFS acquisition with a portion of the proceeds from this offering, currently provides services to approximately 110 U.S. military communities covering approximately 95% of all U.S. military bases.

Diversified Product and Geographic Mix.  Our stores offer a wide range of consumer financial products and services to meet the demands of their respective locales, including check cashing, short-term consumer loans, money orders and money transfer services. We also provide high-value ancillary products and services, including Western Union money order and money transfer products, electronic tax filing, bill payment, foreign currency exchange, reloadable VISA® and MasterCard® brand debit cards, pawn broking, gold buying, photo ID and prepaid local and long-distance phone services. For fiscal 2009, the revenue contribution by our check cashing operations was 31.2%, our consumer lending operations was 52.1% and our other products and services was 16.7%. Additionally, for the fiscal quarter ended September 30, 2009, the revenue contribution by our check cashing operations was 26.7%, our consumer lending operations was 55.7% and our other products and services was 17.6%. In addition to our product diversification, our business is diversified geographically. For fiscal 2009, our U.S. operations generated 29.4% of our total revenue, our Canadian operations generated 44.7% of our total revenue and our United Kingdom operations generated 25.9% of our total revenue. For the fiscal quarter ended September 30, 2009, our U.S. operations generated 24.1% of our total revenue, our Canadian operations generated 45.2% of our total revenue and our United Kingdom operations generated 30.7% of our total revenue. Our broad product and geographic mix provides a diverse stream of revenue growth opportunities that we believe distinguishes us from others in the industry. In addition, upon the completion of the DFS acquisition, we will offer services to enlisted U.S. military personnel who make application for auto loans to purchase new and used vehicles. DFS’s revenue comes from fees which are paid by a third-party national bank and fees from the sale of ancillary products such as warranty service contracts and GAP insurance coverage. After giving pro forma effect to the DFS acquisition, the fee-based income of

DFS would have generated approximately 14.7% of our U.S. revenue for fiscal 2009 and 17.4% of our U.S. revenue for the fiscal quarter ended September 30, 2009.

Diversification and Management of Credit Risk.  Our revenue is generated through a high volume of small-dollar financial transactions, and therefore our exposure to loss from a single customer transaction is minimal. In addition, we actively manage our customer risk profile and collection efforts in order to maximize our consumer lending and check cashing revenues while maintaining losses within an expected range. We have instituted control mechanisms that have been effective in managing risk. Such mechanisms, among others, include the daily monitoring of initial return rates with respect to payments made on our consumer loan portfolio. We have implemented predictive scoring models that limit or eliminate the amount of loans we offer to customers who statistically would likely be unable to repay their loan. As a result, we believe that we are less likely to sustain a material credit loss from a series of transactions or launch of a new product. We historically have experienced relatively low net write-offs as a percentage of the face amount of checks cashed. For fiscal 2009, in our check cashing business, net write-offs as a percentage of the face amount of checks cashed were 0.29% as compared to the prior year’s rate of 0.31%. With respect to loans funded directly by us, net write-offs as a percentage of originations were 3.1% for fiscal 2009 as compared to the prior year’s rate of 2.9%.

High-Quality Customer Service.  We commissioned a consumer research study in 2009 that told us that our customer satisfaction scores are well over 90%. We adhere to a strict set of market survey and location guidelines when selecting store sites in order to ensure that our stores are placed in desirable locations near our customers. We believe that our customers appreciate this convenience, as well as the flexible and extended operating hours that we typically offer, which are often more compatible with our customers’ work schedules. We provide our customers with a clean, attractive and secure environment in which to transact their business. We believe that our friendly and courteous customer service at both the store level and through our centralized support centers is a competitive advantage.

Management Expertise.  We have a highly experienced and motivated management team at both the corporate and operational levels. Our CEO and CFO each have more than 20 years experience with retail financial services companies serving unbanked and underbanked consumers. Our senior management team is very tenured and also has extensive experience in the financial services industry and multi-unit retail operations. Collectively, this team has demonstrated the ability to grow our business through their operational leadership, strategic vision, and experience in selecting and integrating acquisitions. Since 1990, we have completed more than 90 acquisitions that added over 780 company-owned financial services stores to our network, as well as new products, lending platforms, and expansion into additional countries, with a continuing focus on serving the service sector workforce.

Business Strategy

Our business strategy is designed to capitalize on our competitive strengths and enhance our leading market positions. Key elements of our strategy include:

Growing Through Disciplined Network Expansion.  We intend to continue to grow our network through the addition of new stores, acquisitions and expansion of financial services platforms, while adhering to a disciplined selection process. In order to optimize our expansion, we carefully assess potential markets by analyzing demographic, competitive and regulatory factors, site selection and availability and growth potential. We seek to add locations that offer check cashing, consumer lending, debit cards, foreign currency, pawn lending, gold buying and other services or a combination of any of these products and services. In fiscal 2009, we entered into Poland, our fifth country, with the acquisition of 76% of Optima, S.A., a company that offers unsecured loans with payment terms of generally 40 — 50 week durations with an average loan amount of $250 to $500. Also during fiscal 2009, we acquired an established profitable U.K. Internet-based consumer lending business which was immediately accretive to earnings. The acquired company is competitively positioned in a rapidly growing market and further expands our expertise within the Internet lending arena. Moreover, we believe we can export and leverage this expertise to other European countries as well as our Canadian business unit. We continue to actively seek to acquire targeted competitor operations in selected expansion markets in the United States, Canada, the United Kingdom, Europe and Latin America and attractive financial services businesses like DFS.

Introducing Related Products and Services.  We believe that our check cashing and consumer lending customers enjoy the convenience of other high value products and services offered by us. These products and services enable our customers to manage their personal finances more effectively. For example, in fiscal 2004, we introduced reloadable VISA® brand debit cards, and, in fiscal 2005, we introduced VISA® brand gift cards. In fiscal 2006, we introduced an installment loan program in the United States and the United Kingdom. In fiscal 2008, we launched an Internet single-payment loan site for residents of the United Kingdom and plan to expand to other geographic areas over time. During fiscal 2009 we began gold buying services in the United Kingdom, Canada and the United States. We believe this can be a high growth area while gold prices remain relatively high. The addition of the U.K. Internet-based consumer lending business also adds to our product offerings. Our product development department continues to develop and test additional new products and services for our customers.

Capitalizing on our Enhanced Network and System Capabilities.  With our network of 1,188 stores as of September 30, 2009, we believe we are well positioned to capitalize on economies of scale. Our centralized core support functions, including collections, call center, field operations and service, loan processing and tax filing enable us to generate efficiencies by improving collections and purchasing power with our vendors. Our proprietary systems are used to further improve our customer relations and loan servicing activities, as well as to provide a highly efficient means to manage our internal reporting requirements as well as regulatory compliance efforts. We plan to continue to take advantage of these efficiencies to enhance network and store-level profitability.

Maintaining our Customer-Driven Retail Philosophy.  We strive to maintain our customer-service-oriented approach and meet the basic financial service needs of our service sector customers. This dedication to service helps to explain our high 90%+ customer satisfaction scores. We believe our approach differentiates us from many of our competitors and is a key tenet of our employee training programs. We offer extended operating hours in clean, attractive and secure store locations to enhance appeal and stimulate store traffic. In certain markets, we operate stores that are open 24 hours a day. To ensure customer satisfaction, we periodically send anonymous market researchers posing as shoppers to our stores to measure customer service performance. We plan to continue to develop ways to improve our performance, including incentive programs to reward employees for exceptional customer service.

Community Involvement and Ethics.  We strengthen relationships with our business partners through ethical behavior and with our customers through community involvement. In March of 2007 we were honored to be named the fourth most trustworthy public company in the United States by Audit Integrity, who ranked firms on exhibiting the “highest degree of accounting transparency and fair dealing to stake holders during 2006.” We have also encouraged the management of each of our stores to involve themselves with their respective local communities. From these efforts we provide hundreds of thousands of dollars in charitable donations every year. In Canada, over the last 5 years we have raised well over $1.0 million dollars for Easter Seals through our sponsorship of the 24 Hour Relay.

Regulation

We are subject to regulation by foreign, federal and state governments that affects the products and services we provide. In general, this regulation is designed to protect consumers who deal with us and not to protect the holders of our securities, including our common stock. In particular, we are subject to the regulations described below as well as currency reporting regulations, regulations regarding our legal document processing services business, privacy regulation and other regulations described in our Annual Report on Form 10-K for the fiscal year 2009.

Regulation of Check Cashing

To date, regulation of check cashing fees in the United States has occurred on the state level. We are currently subject to fee regulation in seven states: Arizona, California, Hawaii, Louisiana, Ohio, Pennsylvania and Florida, where regulations set maximum fees for cashing various types of checks. Our fees comply with applicable state regulations.

Some states, including California, Ohio, Pennsylvania and Washington have enacted licensing requirements for check cashing stores. Other states, including Ohio, require the conspicuous posting of the fees charged by each store. A number of states, including Ohio, also have imposed recordkeeping requirements, while others require check cashing stores to file fee schedules with the state.

In Canada, the federal government generally does not regulate our check cashing business, nor do provincial governments generally impose any regulations specific to the check cashing industry. The exceptions are the provinces of Québec and Saskatchewan, where check cashing stores are not permitted to charge a fee to cash government checks, and Manitoba, where the province imposes a maximum fee to cash government checks.

In the United Kingdom, as a result of the Cheques Act of 1992, banks must refund the fraudulent or dishonest checks that they clear to the maker. For this reason, banks have invoked more stringent credit inspection and indemnity criteria for businesses such as ours. Additionally, in 2003, the Money Laundering Regulations of 1993 were enhanced, requiring check cashing, money transfer and foreign currency exchange providers to be licensed, and in 2007, they were further enhanced to require background checks of persons running such businesses as a requirement of granting a license. We believe we currently comply with these rules and regulations.

Regulation of Consumer Lending

In Canada, our consumer lending activities have historically been subject to provincial licensing in Saskatchewan, Nova Scotia, New Brunswick and Newfoundland. A federal usury ceiling had applied to loans we made to Canadian consumers. Historically, Canadian borrowers contracted to repay us in cash. If they elected to repay by check, we also collected, in addition to a permissible finance charge, our customary check-cashing fees. Effective May 3, 2007, the Canadian Parliament amended the federal usury law to transfer jurisdiction and the development of laws and regulation of our industry’s consumer loan products to the respective provinces. To date, the provinces of British Columbia, Saskatchewan, Manitoba, Ontario, Nova Scotia, Prince Edward Island and New Brunswick have all passed legislation to regulate short term consumer lenders, and each are in the process of adopting the new regulations and rates consistent with the regulations. Alberta has also added regulations to its existing consumer protection legislation to also regulate short term consumer lenders. As of July 1, 2009, we have implemented a new lending model in Ontario to conform to its new legislation. As of August 1, 2009, we have also implemented our new lending model in Nova Scotia and in Alberta on September 1, 2009, and in British Columbia on November 1, 2009. The new lending model requires consumers to pay a flat fee per each $100 borrowed. In general, the regulations proposed and implemented to date are similar to those in effect in the United States which require lenders to be licensed, set maximum limits on the charges to the consumer for a loan and regulate collection practices.

In the United Kingdom, consumer lending is governed by the Consumer Credit Act of 1974, or the Act, and related rules and regulations. As required by the Act, we have obtained licenses from the Office of Fair Trading, which is responsible for regulating competition, policy, and for consumer protection. The Act also contains rules regarding the presentation, form and content of loan agreements, including statutory warnings and the layout of financial information. Beginning July 31, 2009, The Money Laundering Regulations 2007 were enhanced to include consumer credit lenders and all consumer credit lenders not authorized by the FSA or the HM Revenue and Customs as a Money Service Business are now required to register with the Office of Fair Trading. We believe we have complied with these new regulations where we were not already registered by HM Revenue and Customs.

Our consumer lending activities are also subject to certain other state, federal and foreign regulations, including regulations governing lending practices and terms, such as the content, form and accuracy of our consumer disclosures, limitations on the cost of credit, fair debt collection practices and rules regarding advertising content.

Corporate Information

Dollar Financial Corp. is a Delaware corporation formed in 1990. National Money Mart Company is an unlimited company amalgamated under the laws of the Province of Nova Scotia, Canada, on July 1, 2006.

We operate our store networks through our direct and indirect wholly-owned foreign and domestic subsidiaries. Our principal executive offices are located at 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312, and our telephone number is (610) 296-3400. Our website address is http://www.dfg.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this offering circular.

Trademarks

Money Mart®, Money Shop®, Loan Mart®, Money Corner®, Money MartExpress®, Insta-Cheques®, Check Mart®, The Check Cashing Store®, Cash ’Til Payday®, CustomCash®, Momentum®, Qwicash®, Payday Express®, Cheque In Cash Out®, Real People. Fast Cash®, EasyTax®, Zap-It®, Fast Cash Advance®, Advance Canada®, Creditgotm, Creditboosttm, Directloadtm, CC®, iii optima®, mce®, and Eurosdirect® are our registered trademarks. All other registered trademarks and trade names referred to in this offering circular are the property of their respective owners.

The Transactions

In addition to the notes offered hereby, the Transactions include the transactions described below.

Amended Credit Facility

We have received the consent of our lenders to amend the terms of our senior secured credit facility. We expect the amendments to and extension of our senior secured credit facility, which we refer to as the amended credit facility, to provide us with greater operational flexibility and to extend the maturity of portions of our senior secured credit facility. The consummation of this offering is conditioned upon the effectiveness of our amended credit facility. The effectiveness of our amended credit facility is not conditioned upon the consummation of this offering. However, the effectiveness of our amended credit facility is conditioned on the prepayment of $100.0 million of our term loans and we anticipate utilizing a portion of the proceeds of this offering for such prepayment. We received the necessary consent of our lenders to the amendment to our senior secured credit facility on November 20, 2009 and we anticipate causing the amended credit facility to become effective on the same day as the closing of this offering. The amendment includes an extension of our revolving credit facilities and term loans to December 31, 2014 as to those lenders that agree to such extensions. As of November 30, 2009, 88.0% of the revolving lenders and 85.1% of the term loan lenders have agreed to extend the maturity. The effectiveness of the extension of the maturity of our senior secured credit facility to December 31, 2014, is conditioned upon the aggregate principal amount of Parent’s outstanding 2.875% senior convertible notes due 2027 being reduced to an amount less than or equal to $50.0 million prior to October 30, 2012, by means of (i) the repurchase or redemption thereof by Parent, (ii) defeasance thereof by Parent in accordance with the terms thereof or (iii) the exchange or conversion thereof into unsecured notes of Parent or any of its direct or indirect subsidiaries having no mandatory repayment prior to April 1, 2015, or into common stock of Parent. See “Use of Proceeds” and “Description of Other Indebtedness — Senior Secured Credit Facility.”

The DFS Acquisition

On October 28, 2009, DFG entered into a purchase agreement to acquire MFS. We expect to use approximately $117.8 million (subject to adjustment for the working capital of MFS and its subsidiaries as of the closing date, which we currently estimate will result in an additional $1.2 million payment to the sellers) of the net proceeds from this offering to pay the purchase price for the DFS acquisition. The consummation of the DFS acquisition is subject to the consent of our lenders under our senior secured credit facility, which we received on November 20, 2009. In addition, the consummation of the DFS acquisition is subject to the procurement by us and our subsidiaries of sufficient financing and the satisfaction of other customary closing conditions. We expect to complete the DFS acquisition simultaneously with the closing of this offering. However, there is no assurance that the acquisition will be consummated at that time or thereafter. The purchase agreement may be terminated by DFG or the sellers at any time after December 31, 2009 due to a failure to satisfy any of the closing conditions.

Investment of Proceeds by Issuer

The Issuer expects to utilize a portion of the proceeds of this offering to purchase from a subsidiary of Parent a portion of the equity interest that such subsidiary owns in Dollar Financial U.K. Such sale proceeds will then be utilized by Parent to pay the purchase price for the DFS acquisition and certain related costs and expenses. The Issuer also expects to purchase newly issued shares of Dollar Financial U.K. and Dollar Financial U.K. expects to then utilize such sale proceeds to prepay a portion of our U.K. term loan.

Ownership Structure

The chart below illustrates a summary of our current ownership and corporate structure after giving effect to the Transactions. The chart is a summary only and does not reflect all subsidiaries of Dollar Financial Group, Inc., DFG International, Inc., DFG World, Inc. or Dollar Financial U.K. The notes will be guaranteed by Parent and substantially all of our U.S. and Canadian subsidiaries.

(1)	Denotes facilities included in our senior secured credit facility. See “Description of Other Indebtedness.”

(2)	Includes MFS and its wholly-owned subsidiaries.

(3)	Our U.S., Canadian and U.K. subsidiaries guarantee our obligations under our senior secured credit facility. Substantially all of our U.S. and Canadian subsidiaries will guarantee the notes.

(4)	We expect to use $100.0 million of the net proceeds from this offering to prepay on a pro rata basis, outstanding borrowings under the Canadian and U.K. term loans.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The following table sets forth a summary of our selected consolidated historical financial data as of and for the periods presented. The summary historical financial information as of and for each of the fiscal years ended June 30, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements incorporated by reference in this offering circular. The summary historical financial information as of and for each of the three-month periods ended September 30, 2008 and 2009 have been derived from our unaudited interim consolidated financial statements incorporated by reference in this offering circular. In the opinion of management, the unaudited interim financial data includes all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

We derived our summary pro forma financial data from our pro forma financial statements set forth in “Unaudited Pro Forma Condensed Consolidating Financial Statements.” The following unaudited pro forma condensed consolidating financial statements are based on our historical financial statements and those of MFS incorporated by reference in this offering circular after giving effect to the Transactions. These pro forma financial statements have been prepared applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed consolidating statements of operations data for the periods presented give effect to the Transactions as if they had been consummated on July 1, 2008. DFS’ fiscal year ends on December 31. DFS’ historical statement of operations for the twelve months ended June 30, 2009 represents a compilation of their quarterly periods during the twelve month period ended June 30, 2009. As a result, such statement of operations includes estimates inherent in preparing interim financial statements, which estimates were based on DFS’ actual fiscal years. The unaudited pro forma condensed consolidating balance sheet data give effect to the Transactions as if they had occurred on September 30, 2009. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should also be read in conjunction with these unaudited pro forma condensed consolidating financial statements. You should also read this information in conjunction with the:

•	separate unaudited historical consolidated financial statements of Dollar Financial Corp. as of and for the three-month period ended September 30, 2009, incorporated by reference in this offering circular;

•	separate audited historical consolidated financial statements of Dollar Financial Corp. as of and for the fiscal year ended June 30, 2009, incorporated by reference in this offering circular;

•	separate historical financial statements of MFS as of and for the years ended December 31, 2007 and 2008, incorporated by reference in this offering circular; and

•	separate unaudited historical financial statements of MFS as of and for the nine-month periods ended September 30, 2008 and 2009, incorporated by reference in this offering circular.

The pro forma adjustments related to the purchase price allocation and financing of the DFS acquisition are preliminary and based on information obtained to date by management, and are subject to revision as additional information becomes available as to, among other things, the fair value of acquired assets and liabilities as well as any pre-acquisition contingencies and finalization of acquisition-related costs. The actual adjustments described in the accompanying notes will be made as of the closing date of the DFS acquisition and may differ from those reflected in these unaudited pro forma condensed financial statements. Revisions to the preliminary purchase price allocation and financing of the DFS acquisition may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders’ equity, operating expense and costs, depreciation and amortization and interest expense.

The unaudited pro forma condensed consolidating financial statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated, and do not purport to indicate consolidated balance sheet data or results of operations as of any future date or any future period.

The summary historical consolidated financial data and unaudited pro forma condensed consolidated statements of operations should be read in conjunction with “Unaudited Pro Forma Condensed Consolidating Financial Statements,” “Selected Financial Data,” and our audited and unaudited consolidated financial statements filed on our most recent Form 10-Q, and our audited consolidated financial statements, filed on our most recent Form 10-K, as amended in our current report on Form 8-K filed with the SEC on November 20, 2009, all included in this offering circular or incorporated by reference herein.

						Pro Forma
							Three Months
				Three Months Ended		Year Ended	Ended
	Year Ended June 30,			September 30,		June 30,	September 30,
	2007(1)	2008(1)	2009(1)	2008(1)	2009(1)	2009	2009
	(Dollars in thousands, except for check data or as otherwise indicated)

Consolidated Statement of Operations Data:
Revenues:
Check cashing	$166,754	$196,580	$164,598	$48,532	$37,802	$164,598	$37,802
Fees from consumer lending	227,445	292,517	275,272	81,498	78,989	275,272	78,989
Money transfer fees	20,879	27,512	26,823	7,610	6,823	26,823	6,823
Other	40,654	55,575	61,160	15,436	18,194	87,923	25,152

Total revenues	455,732	572,184	527,853	153,076	141,808	554,616	148,766
Store and regional expenses:
Salaries and benefits	129,522	159,363	145,716	40,803	36,736	152,282	38,451
Provision for loan losses	45,799	58,458	52,136	15,251	11,696	52,136	11,696
Occupancy	32,270	43,018	41,812	11,324	10,847	42,303	11,012
Depreciation	9,455	13,663	13,075	3,592	3,374	13,238	3,422
Other	83,195	98,452	93,310	28,296	23,259	95,824	23,871

Total store and regional expenses	300,241	372,954	346,049	99,266	85,912	355,783	88,452

Store and regional margin	155,491	199,230	181,804	53,810	55,896	198,833	60,314
Corporate and other expenses:
Corporate expenses	53,327	70,859	68,217	19,521	20,351	68,217	20,351
Other depreciation and amortization	3,390	3,902	3,827	1,040	1,052	10,355	2,684
Interest expense, net(2)(3)	31,462	44,378	43,696	11,547	11,624	81,544	22,551
Loss on extinguishment of debt	31,784	—	—	—	—	—	—
Goodwill impairment and other charges	24,301	—	—	—	—	—	—
Unrealized foreign exchange loss (gain)	7,551	—	(5,499)	—	7,827	(5,499)	7,827
(Proceeds from) provision for litigation settlements	(3,256)	345	57,920	509	1,267	57,920	1,267
Other expense, net	1,400	367	5,442	4,680	478	2,675	478

Income before income taxes	5,532	79,379	8,201	16,513	13,297	(16,379)	5,156
Income tax provision	37,735	36,015	15,023	5,226	7,966	3,355	4,738

Net (loss) income	(32,203)	43,364	(6,822)	11,287	5,331	(19,734)	418
Less: Net income attributable to non-controlling interests	—	—	—	—	58	—	58

Net (loss) income attributable to Parent	$(32,203)	$43,364	$(6,822)	$11,287	$5,273	$(19,734)	$360

Other Data:
EBITDA	$49,839	$141,322	$68,799	$32,692	$29,289	$88,758	$33,755
Adjusted EBITDA(4)	$113,849	$146,157	$138,506	$39,266	$40,914	$155,698	$45,380
Capital Expenditures	$19,435	$23,528	$15,735	$5,233	$5,514	$15,735	$5,514
Face amount of checks cashed (in millions)	$4,341	$5,256	$4,501	$1,318	$983	$4,501	$983
Face amount of average check	$482	$531	$487	$521	$484	$487	$484
Average fee per check	$18.52	$19.85	$17.79	$19.19	$18.60	$17.79	$18.60
Number of checks cashed (in thousands)	9,004	9,902	9,251	2,529	2,032	$9,251	$2,032
Net write-offs as a % of the face amount of checks cashed	0.29%	0.31%	0.29%	0.40%	0.21%	0.29%	0.21%
Total company-funded consumer loan originations (in millions)	$1,322.9	$1,850.4	$1,748.2	$511.1	$444.8	$1,748.2	$444.8
Net charge-offs on company-funded consumer loans as a % of total company-funded consumer loan originations	2.3%	2.9%	3.1%	2.4%	2.0%	3.1%	2.0%

				Three Months Ended
	Year Ended June 30,			September 30,
	2007(1)	2008(1)	2009(1)	2008(1)	2009(1)
				(Unaudited)
	(Dollars in thousands)

Operating and Other Data:
Net cash provided by (used in):
Operating activities	$29,277	$80,756	$59,204	$4,354	$18,833
Investing activities	$(170,651)	$(166,956)	$(41,954)	$(5,233)	$(5,514)
Financing activities	$307,358	$288	$2,669	$7,306	$(8,107)
Stores in operation at end of period:
Company-owned	902	1,122	1,031	1,064	1,032
Franchised stores/agents	378	330	175	313	156

Total	1,280	1,452	1,206	1,377	1,188

						Pro Forma
						September 30,
						2009

Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$290,945	$209,714	$209,602	$204,695	$226,665	$342,851
Total assets	$831,775	$941,412	$921,465	$918,183	$956,306	$1,206,584
Total debt	$521,150	$535,586	$536,305	$539,446	$533,351	$783,351
Shareholders’ equity	$199,899	$239,432	$209,078	$244,893	$219,868	$212,151

	Pro Forma
	Year Ended June 30, 2009
	(Dollars in thousands)

Pro Forma Data and Ratios:
Pro Forma Total Debt(5)	$819,642
Pro Forma Total Debt to Adjusted EBITDA	5.3	x
Pro Forma net cash interest expense(6)	$68,338
Adjusted EBITDA to Pro Forma net cash interest expense	2.3	x

(1)	We have engaged in numerous acquisitions which are reflected in our historical financial statements from the date of such acquisitions and, as a result, the financial information for the periods presented may not be comparable. For additional information see our audited consolidated financial statements and related notes thereto and our unaudited interim consolidated financial statements incorporated by reference in this offering circular.

(2)	Pro forma interest expense, net assumes the issuance of $350.0 million aggregate principal amount of the notes offered hereby and that the notes offered hereby will bear interest at a rate of 10% per annum and assumes the notes are issued without original issue discount. Assuming the issuance of $350.0 million aggregate principal amount of the notes, a 0.125% increase or decrease in the assumed interest rate would increase or decrease, respectively, interest expense, net by approximately $0.4 million. Assuming an interest rate of 10% per annum, a $1 million increase or decrease in the aggregate principal amount of such notes would increase or decrease, respectively, interest expense, net by approximately $0.1 million.

(3)	Includes $0, $7.8 million, $8.6 million, $2.1 million, $2.3 million, $8.6 million and $2.3 million of primarily non-cash imputed interest expenses related to the adoption of ASC 470-20 (formerly FSP APB 14-1) for the fiscal years ended 2007, 2008, 2009 and for the three months ended September 30, 2008 and 2009 and on a pro forma basis for the year ended June 30, 2009 and for the three months ended September 30, 2009, respectively.

(4)	EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under generally accepted accounting principles, or GAAP. EBITDA consists of net (loss) income before interest, income taxes, depreciation and amortization. Adjusted EBITDA, as calculated by us, adjusts EBITDA for mark to market debt adjustment, charges related to non-qualified stock options and restricted shares, provisions for loss on store closings, litigation settlements, debt financing costs, goodwill impairment and other charges, certain acquisition costs and other items described below. We present EBITDA and Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and Adjusted EBITDA when reporting their results. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The table below reconciles net (loss) income to EBITDA and Adjusted EBITDA:

						Pro Forma
						Fiscal Year	Three Months
				Three Months Ended		Ended	Ended
	Fiscal Year Ended June 30,			September 30,		June 30	September 30
	2007(1)	2008(2)	2009(3)	2008	2009	2009	2009
	(Dollars in thousands)

Summary of EBITDA Calculation:
Net (loss) income attributable to Parent	$(32,203)	$43,364	$(6,822)	$11,287	$5,273	$(19,734)	$360
Tax provision	37,735	36,015	15,023	5,226	7,966	3,355	4,738
Depreciation and amortization	12,845	17,565	16,902	4,632	4,426	23,593	6,106
Interest expense, net	31,462	44,378	43,696	11,547	11,624	81,544	22,551

EBITDA	49,839	141,322	68,799	32,692	29,289	88,758	33,755
Other Adjustments
Mark to market debt adjustment(a)	—	—	(5,499)	—	7,827	(5,499)	7,827
Stock based compensation expense(b)	2,365	3,946	6,236	1,153	1,912	6,236	1,912
Loss on store closings(c)	964	993	10,340	4,938	318	10,340	318
Provision for (proceeds from) litigation settlements(d)	(3,256)	345	57,920	509	1,267	57,920	1,267
Debt financing costs(e)	39,335	—	—	——	—	—	—
Goodwill impairment and other charges(f)	24,301	—	—	——	—	—	—
Acquisition costs — incomplete(g)	—	—	481	—	338	481	338
Other(h)	301	(449)	229	(26)	(37)	(2,538)	(37)

Adjusted EBITDA	$113,849	$146,157	$138,506	$39,266	$40,914	$155,698	$45,380

(a)	Mark to market debt adjustments for our U.K. non-functional currency denominated term loan and intercompany debt.

(b)	Stock based compensation expense consists of the costs associated with employee and director stock option and restricted stock awards as reported under SFAS No. 123R.

(c)	Loss on store closings consists of costs related to employee severance, lease settlements, and the write-off of fixed assets associated with store closures.

(d)	Provision for (proceeds from) litigation settlements consists of provisions for the Canadian class action litigation, California wage and hour litigation, and other legal actions and proceeds from a settlement with the former We The People owners.

(e)	Debt financing costs consists of costs related to our financing activities.

(f)	Goodwill impairment and other charges consists of impairment charges related to goodwill associated with the We The People business.

(g)	Acquisition costs consists of expenses associated with the analysis, diligence and closing of prospective acquisitions.

(h)	Other consists of a number of other non-recurring charges.

(5)	Reflects the aggregate principal amount of $200.0 million of the 2.875% senior convertible notes. The carrying value under GAAP is $163.7 million.

(6)	Excludes approximately $8.6 million of primarily non-cash imputed interest expense related to the 2.875% senior convertible notes due 2027 and $4.6 million in other non-cash interest expense (primarily the amortization of financing issuance costs).

RISK FACTORS
Risks Related to Our Business and Industry

If we do not generate a sufficient amount of cash, which depends on many factors beyond our control, our liquidity and our ability to service our indebtedness and fund our operations would be harmed.

We believe that our cash flow from operations, available cash and available borrowings under our senior secured credit facility, as amended in connection with the Transactions, will be adequate to meet our future liquidity needs. However, we have substantial debt service obligations, working capital needs and contractual commitments. We cannot assure you that our business will generate sufficient cash flow from operations, that our anticipated revenue growth will be realized or that future borrowings will be available to us under credit facilities in amounts sufficient to enable us to pay our existing indebtedness, fund our expansion efforts or fund our other liquidity needs. In addition, adverse changes in any of the measures above may impact the value of the goodwill or other intangible assets on our balance sheet by causing us to write-down or write-off the balance completely.

Changes in applicable laws and regulations governing consumer protection and lending practices, both domestically and abroad, may have a significant negative impact on our business, results of operations and financial condition.

Our business is subject to numerous state and certain federal and foreign laws and regulations which are subject to change and which may impose significant costs or limitations on the way we conduct or expand our business. These regulations govern or affect:

•	check cashing fees;

•	licensing and posting of fees;

•	lending practices, such as truth in lending and installment and single-payment lending;

•	interest rates and usury;

•	loan amount and fee limitations;

•	currency reporting;

•	privacy of personal consumer information; and

•	prompt remittance of proceeds for the sale of money orders.

As we develop and introduce new products and services, we may become subject to additional federal, state and foreign regulations. In addition, future legislation or regulations may restrict our ability to continue our current methods of operation or expand our operations and may have a negative effect on our business, results of operations and financial condition. In addition, local and federal governments may seek to impose new licensing requirements or interpret or enforce existing requirements in new ways. Our business is also subject to litigation and regulatory proceedings, which could generate adverse publicity or cause us to incur substantial expenditures or modify the way we conduct our business.

Various anti-cash advance legislation has been proposed or introduced in various state legislatures and in the U.S. Congress. Congressional members continue to receive pressure from consumer advocates and other industry opposition groups to adopt such legislation. Any U.S. federal legislative or regulatory action that severely restricts or prohibits cash advance and similar services, if enacted, could have an adverse impact on our business, prospects, results of operations and financial condition.

Currently our check cashing and consumer lending activities are subject to only limited substantive regulation in Canada other than usury laws. Effective May 3, 2007, the Canadian Parliament amended the federal usury law to transfer jurisdiction and the development of laws and regulations of our industry’s consumer loan products to the respective provinces. There can be no assurance that the new regulations that may be adopted would not have a detrimental effect on our consumer lending business in Canada. Historically, our Canadian consumer lending activities were subject to provincial licensing in Saskatchewan, Nova Scotia, New Brunswick and Newfoundland. A federal usury ceiling applied to loans we made to Canadian customers. Such borrowers historically contracted to repay us in cash; if they elected to repay by check, we also collected, in addition to a permissible finance charge, our customary check-cashing fees. To date, the provinces of British Columbia, Saskatchewan, Manitoba, Ontario, Nova Scotia, Prince Edward Island, Alberta and New Brunswick have all passed legislation to regulate short term consumer lenders and each are in the process of adopting the new regulations and rates consistent with the regulations. In general, the regulations proposed and implemented to date are similar to those in effect in the United States which require lenders to be licensed, set maximum limits on the charges to the consumer for a loan and regulate collection practices.

In the United Kingdom, our consumer lending activities must comply with the Consumer Credit Act of 1974 and related rules and regulations which, among other things, require us to obtain governmental licenses and prescribe the presentation, form and content of loan agreements. The modification of existing laws or regulations in Canada and the United Kingdom, or the adoption of new laws or regulations restricting or imposing more stringent requirements on our international check cashing and consumer lending activities, could increase our operating expenses and significantly limit our international business activities.

Public perception and press coverage of single-payment consumer loans as being predatory or abusive could negatively affect our revenues and results of operations.

Consumer advocacy groups and some legislators have recently advocated governmental action to prohibit or severely restrict certain types of short-term consumer lending. Typically the consumer groups, some legislators and press coverage focus on lenders that charge consumers interest rates and fees that are higher than those charged by credit card issuers to more creditworthy consumers. This difference in credit cost may become more significant if a consumer does not repay the loan promptly, but renews the loan for one or more additional short-term periods. These types of short-term single-payment loans are often characterized by consumer groups, some legislators and press coverage as predatory or abusive toward consumers. If consumers accept this negative characterization of certain single-payment consumer loans and believe that the loans we provide to our customers fit this characterization, demand for our loans could significantly decrease, which could negatively affect our revenues and results of operations.

If our estimates of loan losses are not adequate to absorb losses, our results of operations and financial condition may be adversely affected.

We maintain an allowance for loan losses for anticipated losses on company-funded loans and loans in default. To estimate the appropriate level of loan loss reserves, we consider known and relevant internal and external factors that affect loan collectability, including the amount of outstanding loans owed to us, historical loans charged off, current collection patterns and current economic trends. Our current allowance for loan losses is based on our charge-offs, expressed as a percentage of loan amounts originated for the last twelve months applied against the principal balance of outstanding loans. As of September 30, 2009, our allowance for loan losses on company-funded consumer loans that were not in default was $13.4 million and our allowance for losses on loans in default was $18.0 million. These reserves, however, are estimates, and if actual loan losses are materially greater than our loan loss reserves, our results of operations and financial condition could be adversely affected.

Legal proceedings may have a material adverse impact on our results of operations or cash flows in future periods.

We are currently subject to a number of legal proceedings. We are vigorously defending these proceedings. In addition, we are likely to be subject to further legal proceedings in the future. The resolution of any current or future legal proceeding could cause us to have to refund fees and/or interest collected, refund the principal amount of advances, pay damages or other monetary penalties and/or modify or terminate our operations in particular local and federal jurisdictions. We may also be subject to adverse publicity. Defense of any legal proceedings, even if successful, requires substantial time and attention of our senior officers and other management personnel that would otherwise be spent on other aspects of our business and requires the expenditure of significant amounts for legal fees and other related costs. Settlement of lawsuits may also result in significant payments and modifications to our operations. Any of these events could have a material adverse effect on our business, prospects, results of operations and financial condition. See “Item 3. Legal Proceedings” in our annual report on Form 10-K for fiscal year 2009.

For example, as previously disclosed in our public filings with the SEC, on August 19, 2003, a former customer in Ontario, Canada, Margaret Smith commenced an action against DFG and the Issuer, on behalf of a purported class of Ontario borrowers who, Smith claims, were subjected to usurious charges in payday-loan transactions, which we refer to as the Ontario Litigation. The action alleges violations of a Canadian federal law proscribing usury, seeks restitution and damages, including punitive damages, and seeks injunctive relief prohibiting further alleged usurious charges. The plaintiff’s motion for class certification was granted on January 5, 2007. The trial of the common issues commenced on April 27, 2009 but was suspended when the parties reached a settlement, which is subject to final court approval. During the fiscal quarter and fiscal year ended June 30, 2009, the Issuer recorded a charge of $57.4 million in relation to the pending Ontario settlement and for the potential settlement of certain of the similar class action proceedings pending in other Canadian provinces. There is no assurance that the Ontario settlement will receive final Court approval or that any of the other class action proceedings will be settled. Although we believe that we have meritorious defenses to the claims in the proceedings and intend to vigorously defend against such claims, the ultimate cost of resolution of such claims, either through settlements or pursuant to litigation, may substantially exceed the amount accrued as of June 30, 2009, and additional accruals may be required in the future. As of September 30, 2009, the remaining provision of approximately $53.4 million is included in our accrued expenses.

Competition in the financial services industry could cause us to lose market share and revenues.

The industry in which we operate is highly fragmented and very competitive. In addition, we believe that the market will become more competitive as the industry consolidates. In addition to other check cashing stores and consumer lending stores in the United States, Canada, the United Kingdom and Europe, we compete with banks and other financial services entities and retail businesses that cash checks, offer consumer loans, sell money orders, provide money transfer services or offer other products and services offered by us. Some of our competitors have larger and more established customer bases and substantially greater financial, marketing and other resources than we have. As a result, we could lose market share and our revenues could decline, thereby affecting our ability to generate sufficient cash flow to service our indebtedness and fund our operations.

Unexpected changes in foreign tax rates could negatively impact our operating results.

We currently conduct significant check cashing and consumer lending activities internationally. Our foreign subsidiaries accounted for 75.9% of our total revenues during the three months ended September 30, 2009, and 72.4% of our total revenues during the three months ended September 30, 2008. Our financial results may be negatively impacted to the extent tax rates in foreign countries where we operate increase and/or exceed those in the United States and as a result of the imposition of withholding requirements on foreign earnings.

Risk and uncertainties related to political and economic conditions in foreign countries in which we operate could negatively impact our operations.

We currently conduct significant check cashing and consumer lending activities internationally. If political, regulatory or economic conditions deteriorate in these countries, our ability to conduct our international operations could be limited and our costs could be increased. Moreover, actions or events could occur in these countries that are beyond our control, which could restrict or eliminate our ability to operate in such jurisdictions or significantly reduce product demand and the expected profitability of such operations.

The international scope of our operations may contribute to increased costs and negatively impact our operations.

Our operations in Canada and the United Kingdom are significant to our business and present risks which may vary from those we face domestically. At September 30, 2009, assets held by our foreign subsidiaries represented 71.1% of our total assets. Since international operations increase the complexity of an organization, we may face additional administrative costs in managing our business. In addition, most countries typically impose additional burdens on non-domestic companies through the use of local regulations, tariffs and labor controls. Unexpected changes to the foregoing could negatively impact our operations.

Foreign currency fluctuations may adversely affect our results of operations.

We derive significant revenue, earnings and cash flow from our operations in Canada and the United Kingdom. Our results of operations are vulnerable to currency exchange rate fluctuations principally in the Canadian dollar and the British pound against the United States dollar. We estimate that a 10.0% change in foreign exchange rates by itself would have impacted reported pre-tax earnings from continuing operations (exclusive in the three months ended September 30, 2009 of unrealized foreign exchange losses of approximately $7.8 million and losses on store closings of approximately $0.2 million) by approximately $2.9 million for the three months ended September 30, 2009 and $3.0 million (exclusive of losses on store closings of approximately $2.3 million) for the three months ended September 30, 2008. This impact represents 12.7% of our consolidated foreign pre-tax earnings for the three months ended September 30, 2009 and 13.6% of our consolidated foreign pre-tax earnings for the three months ended September 30, 2008.

Demand for our products and services is sensitive to the level of transactions effected by our customers, and accordingly, our revenues could be affected negatively by a general economic slowdown.

A significant portion of our revenues is derived from cashing checks and consumer lending. Revenues from check cashing and consumer lending accounted for 26.7% and 55.7%, respectively, of our total revenues during the three months ended September 30, 2009 and 31.7% and 53.2%, respectively, of our total revenues during the three months ended September 30, 2008. Any changes in economic factors that adversely affect consumer transactions and employment could reduce the volume of transactions that we process and have an adverse effect on our revenues and results of operations.

If the national and worldwide financial crisis continues, potential disruptions in the credit markets may negatively impact the availability and cost of short-term borrowing under our senior secured credit facility, which could adversely affect our results of operations, cash flows and financial condition.

If internal funds are not available from our operations and after utilizing our excess cash we may be required to rely on the banking and credit markets to meet our financial commitments and short-term liquidity needs. Disruptions in the capital and credit markets, as have been experienced during 2008 and 2009, could adversely affect our ability to draw on our revolving loans. Our access to funds under that credit facility is dependent on the ability of the banks that are parties to the facility to meet their funding commitments. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time. In addition, the effects of the global recession and its effects on our operations and the translational effects of our foreign operations, could cause us to have difficulties in complying with our credit agreements.

Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives, or failures of significant financial institutions could adversely affect our ability to refinance our senior secured credit facility on favorable terms, if at all. The lack of availability under, and the inability to subsequently refinance, our senior secured credit facility could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures, including acquisitions, and reducing or eliminating other discretionary uses of cash.

Our business model for our legal document processing services business is being challenged in the courts, as well as by state legislatures, which could result in our discontinuation of these services in any one or more jurisdictions.

Our business model for our legal document processing services business is being challenged in various states and, at the federal level, by various United States bankruptcy trustees, as the unauthorized practice of law. A finding in any of these pending lawsuits and proceedings that our legal document processing services business model constitutes the unauthorized practice of law could result in our discontinuation of these services in any one or more jurisdictions.

Future legislative and regulatory activities and court orders may restrict our ability to continue our current legal document processing services business model or expand its use. For example, there have been recent efforts by various trade and state bar associations and state legislatures and regulators to define the practice of law in a manner which would prohibit the preparation of legal documents by non-attorneys or prohibit non-attorneys from offering for sale certain legal documents.

Changes in local rules and regulations such as local zoning ordinances could negatively impact our business, results of operations and financial condition.

In addition to state and federal laws and regulations, our business can be subject to various local rules and regulations such as local zoning regulations. Any actions taken in the future by local zoning boards or other local governing bodies to require special use permits for, or impose other restrictions on, our ability to provide products and services could adversely affect our ability to expand our operations or relocate existing stores.

A reduction in demand for our products and services and failure by us to adapt to such reduction could adversely affect our business and results of operations.

The demand for a particular product or service we offer may be reduced due to a variety of factors, such as regulatory restrictions that decrease customer access to particular products, the availability of competing products or changes in customers’ preferences or financial conditions. Should we fail to adapt to significant changes in our customers’ demand for, or access to, our products or services, our revenues could decrease significantly and our operations could be harmed. Even if we do make changes to existing products or services or introduce new products or services to fulfill customer demand, customers may resist or may reject such products or services. Moreover, the effect of any product change on the results of our business may not be fully ascertainable until the change has been in effect for some time and by that time it may be too late to make further modifications to such product or service without causing further harm to our business and results of operations.

Our business and results of operations may be adversely affected if we are unable to manage our growth effectively.

Our expansion strategy, which contemplates the addition of new stores, the acquisition of competitor stores and acquiring or developing new distribution channels for our products in the United States, Canada, the United Kingdom, the Republic of Ireland, Poland and other international markets, is subject to significant risks. Our continued growth is dependent upon a number of factors, including the ability to hire, train and retain an adequate number of experienced management employees, the availability of adequate financing for our expansion activities, the ability to successfully transition acquired stores or their historical customer base to our operating platform, the ability to obtain any government permits and licenses that may be required, the ability to identify and overcome cultural and linguistic differences which may impact market practices within a given geographic region, and other factors, some of which are beyond our control. There can be no assurance that we will be able to successfully grow our business or that our current business, results of operations and financial condition will not suffer if we are unable to do so. Expansion beyond the geographic areas where the stores are presently located will increase demands on management and divert their attention. In addition, expansion into new products and services will present new challenges to our business and will require additional management time.

Our ability to open and acquire new stores is subject to outside factors and circumstances over which we have limited control or that are beyond our control which could adversely affect our growth potential.

Our expansion strategy includes acquiring existing stores and opening new ones. The success of this strategy is subject to numerous outside factors, such as the availability of attractive acquisition candidates, the availability of acceptable business locations, the ability to access capital to acquire and open such stores and the ability to obtain required permits and licenses. We have limited control, and in some cases, no control, over these factors. Moreover, the start-up costs and the losses we likely would incur from initial operations attributable to each newly opened store place demands upon our liquidity and cash flow, and we cannot assure you that we will be able to satisfy these demands. The failure to execute our expansion strategy would adversely affect our ability to expand our business and could materially adversely affect our revenue, profitability and results of operations.

If we do not successfully integrate newly acquired businesses into our operations, our performance and results of operations could be negatively affected.

We have historically grown through strategic acquisitions and a key component of our growth strategy is to continue to pursue attractive acquisition opportunities, such as the DFS acquisition. The success of our acquisitions is dependent, in part, upon our effectively integrating the management, operations and technology of acquired businesses into our existing management, operations and technology platforms, of which there can be no assurance. The failure to successfully integrate acquired businesses into our organization, such as the business acquired in the DFS acquisition, could materially adversely affect our business, prospects, results of operations and financial condition.

Our check cashing services may further diminish because of technological advances.

We derive a significant component of our revenues from fees associated with cashing payroll, government and personal checks. Recently, there has been increasing penetration of electronic banking services into the check cashing and money transfer industry, including direct deposit of payroll checks and electronic transfer of government benefits. To the extent that checks received by our customer base are replaced with such electronic transfers, demand for our check cashing services could decrease.

Our business is seasonal in nature, which causes our revenues and earnings to fluctuate.

Our business is seasonal due to the impact of several tax-related services, including cashing tax refund checks, making electronic tax filings and processing applications for refund anticipation loans. Historically, we have generally experienced our highest revenues and earnings during the third fiscal quarter ending March 31 when revenues from these tax-related services peak. This seasonality requires us to manage our cash flows over the course of the year. If our revenues were to fall substantially below what we would normally expect during certain periods, our financial results would be adversely impacted and our ability to service our debt, including our ability to make interest payments on our debt, may also be adversely affected.

Because we maintain a significant supply of cash in our stores, we may be subject to cash shortages due to robbery, employee error and theft.

Since our business requires us to maintain a significant supply of cash in each of our stores, we are subject to the risk of cash shortages resulting from robberies, as well as employee errors and theft. Although we have implemented various programs to reduce these risks, maintain insurance coverage for theft and provide security, systems and processes for our employees and facilities, we cannot assure you that robberies, employee error and theft will not occur and lead to cash shortages that could adversely affect our results of operations.

If we lose key management or are unable to attract and retain the talent required for our business, our operating results could suffer.

Our future success depends to a significant degree upon the members of our senior management team, which have been instrumental in procuring capital to assist us in executing our growth strategies, identifying and negotiating domestic and international acquisitions and providing expertise in managing our developing international operations. The loss of the services of one or more members of senior management could harm our business and future development. Our continued growth also will depend upon our ability to attract and retain additional skilled management personnel. If we are unable to attract and retain the requisite personnel as needed in the future, our operating results and growth could suffer.

A catastrophic event at our corporate or international headquarters or our centralized call-center facilities in the United States, Canada and the United Kingdom could significantly disrupt our operations and adversely affect our business, results of operations and financial condition.

Our global business management processes are primarily provided from our corporate headquarters in Berwyn, Pennsylvania, and our operations headquarters in Victoria, British Columbia, Nottingham, England and a satellite office in Fort Lauderdale, Florida. We also maintain a centralized call-center facility in Salt Lake City, Utah that performs customer service, collection and loan-servicing functions for our consumer lending business, as well as similar facilities in Victoria, British Columbia, Nottingham, England and a satellite office in Fort Lauderdale, Florida. We have in place disaster recovery plans for each of these sites, including data redundancy and remote information back-up systems, but if any of these locations were severely damaged by a catastrophic event, such as a flood, significant power outage or act of terror, our operations could be significantly disrupted and our business, results of operations and financial condition could be adversely impacted.

Any disruption in the availability of our information systems could adversely affect our business operations.

We rely upon our information systems to manage and operate our stores and business. Each store is part of an information network that is designed to permit us to maintain adequate cash inventory, reconcile cash balances on a daily basis and report revenues and expenses to our headquarters. Our back-up systems and security measures could fail to prevent a disruption in our information systems. Any disruption in our information systems could adversely affect our business, prospects, results of operations and financial condition.

In the event that our cash flow from operations are not sufficient to meet our future liquidity needs, a portion of the goodwill on our balance sheet could become impaired, which could significantly impact our total shareholders’ equity.

In the event that our cash flow from operations are not sufficient to meet our future liquidity needs, a portion of the goodwill on our balance sheet could become impaired as the fair value of our goodwill is estimated based upon a present value technique using discounted future cash flows. The balance of our goodwill as of September 30, 2009 of $467.3 million exceeded total shareholders’ equity of $219.9 million.

As a result, a decrease to our cash flow from operations could result in a charge that significantly impacts the balance of our total shareholders’ equity.

Risks Related to the DFS Business

The DFS business relies upon exclusive contractual relationships with its service providers, and the DFS business would be harmed from the loss of any of these service providers or if alternate service providers are needed but cannot be arranged or are not available.

DFS is an established business that provides services to enlisted military personnel who make application for auto loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank based in the United States. DFS’s revenue comes from fees related to the loan application which are paid by the third-party national bank and fees from the sale of ancillary products such as warranty service contracts and GAP insurance coverage. DFS relies upon exclusive contractual relationships with the third-party national bank for the funding and servicing of auto loans made in connection with qualifying applications submitted for its customers through DFS’s MILES program, a third-party provider for service contracts and a third-party provider for GAP insurance contracts. If events were to occur which resulted in DFS losing any or all of these contractual relationships, or which resulted in a material reduction in the services provided, a material increase in the cost of the services provided or a material reduction in the fees earned by DFS for the services provided under these exclusive contractual relationships, DFS could be required to locate new or alternate service providers. In such event, and until DFS would be able to locate new or alternate service providers, the DFS business could be significantly disrupted. In addition, these new or alternate service providers may offer services that are more costly to DFS’s customers or that pay premiums or fees below the level that DFS currently receives. These changes could have a material adverse effect on the DFS business and negatively affect its revenues and results of operations.

Potential disruptions in the credit markets may negatively impact the availability and cost of auto loans which could adversely affect DFS’s results of operations, cash flows and financial condition.

The auto loans made in connection with qualifying applications submitted for its customers through DFS’s MILES program are funded and serviced under an exclusive agreement with a major third-party national bank based in the United States. Disruptions in the capital and credit markets could adversely affect the third-party national bank’s ability to continue funding and servicing these auto loans. In addition, longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives, or failures of significant financial institutions could adversely affect DFS’s ability to make arrangements with replacement or alternate lenders on favorable terms, if at all. If this third-party national bank were to provide DFS notice under its contract with DFS of its intent to terminate the contract, DFS would be required to find new or alternate service providers of credit arrangements for its customers. Increases in the costs of auto loans, reductions in the fees paid to DFS in connection with auto loans or declines in business while replacement or alternate lenders are arranged could adversely affect DFS’s results of operations, cash flows and financial condition.

The DFS business relies upon ongoing enlistment in the U.S. military and budget cuts that reduce enlistments or reduce the number of active duty military personnel could harm the DFS business.

DFS offers its services to enlisted active duty U.S. military personnel. The number of enlisted active duty military personnel and the number of recruits joining the military each year are subject to the U.S. defense budget. Cuts in the U.S. defense budget may result in reductions in recruitment targets, reductions in the number of active duty military personnel or both, any of which would reduce the overall number of potential DFS customers or potentially reduce demand for the services offered by DFS which would cause the revenue of DFS to decline and could otherwise harm its business, financial condition and results of operations.

Risks Related to the Notes and Our Indebtedness

We have a holding company structure and may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Parent and certain guarantors are holding companies and conduct most of their operations through subsidiaries. Certain guarantors’, including Parent’s, operating cash flows and consequently their ability to service their debt, including the guarantee obligations if the Issuer were to default on its obligations, are therefore principally dependent upon their subsidiaries’ earnings and their distributions of those earnings to them and may also be dependent upon loans, advances or other payments of funds to them by those subsidiaries. In some circumstances, the subsidiaries of these guarantors may be unable to pay them dividends or otherwise make payments to these guarantors, including as a result of insufficient cash flow, restrictive covenants in loan agreements, foreign exchange limitations or other regulatory restrictions. If the subsidiaries of these guarantors are unable to pay them dividends or otherwise make payments to these guarantors, the guarantors will not be able to make debt service payments on the guarantee obligations under the notes. In addition, any payments of dividends, distributions, loans or advances to us by our subsidiaries could be subject to legal and contractual restrictions. Our operating subsidiaries are permitted under the terms of our indebtedness, including the indenture governing the notes and our senior secured credit facility, as amended in connection with the Transactions, to incur additional indebtedness that may restrict payments from those subsidiaries to us. The agreements governing the current and future indebtedness of our operating subsidiaries may not permit those subsidiaries to provide Parent and certain other guarantors with sufficient cash to meet their guarantee obligations on the notes when due. After giving effect to the Transactions, the Issuer’s debt service obligations will substantially increase as a result of the interest expense on the notes. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, seek additional capital or seek to restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. Our senior secured credit facility, as amended in connection with the Transactions, restricts our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may not be adequate to meet any debt service obligations then due.

The amendment of our senior secured credit facility and the maturity date of the notes offered hereby are subject to a springing maturity which requires us to satisfy certain conditions for the springing maturity to become effective.

The extension of certain maturity dates contemplated by the amendment to our senior secured credit facility will not become effective and the maturity date of the notes offered hereby will be automatically shortened to November 30, 2012, unless prior to October 30, 2012, the aggregate principal amount of Parent’s outstanding 2.875% senior convertible notes due 2027 has been reduced to an amount less than or equal to $50.0 million by means of (i) the repurchase or redemption thereof by Parent, (ii) defeasance thereof by Parent in accordance with the terms thereof or (iii) the exchange or conversion thereof into unsecured notes of Parent or any of its direct or indirect subsidiaries having no mandatory repayment prior to April 1, 2015, or into common stock of Parent. We refer to this condition as the “springing maturity.”

If we are unable to satisfy the springing maturity condition we will be required to repay or refinance the amounts due under our senior secured credit facility and the notes earlier than otherwise anticipated. In such case, if we are unable to repay or refinance our senior secured credit facility, which will mature before the notes, we would be in default under our senior secured credit facility. If we were to default on our credit facility, we would also be in default under the notes as a result of the cross-default provisions under the indenture governing the terms of the notes. We cannot be sure that we would have, or be able to obtain, sufficient funds to repay the amounts outstanding under our senior secured credit facility and the notes if we are unable to satisfy the springing maturity condition or that we would be able to obtain third-party financing on terms reasonably acceptable to us or at all.

In addition, if we are unable to satisfy the springing maturity condition our ability to timely refinance our senior secured credit facility and the notes will depend upon the foregoing factors as well on continued and sustained improvements in financing markets. We cannot assure creditors that refinancing will be possible. If we are unable to refinance our debt on a timely basis, we might be forced to dispose of certain assets, minimize capital expenditures or take other steps that could be detrimental to our business. There is no assurance that any of these alternatives would be available to us, if at all, on satisfactory terms or on terms that would not require us to breach the terms and conditions or our existing or future debt agreements. The inability to refinance or obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to holders of the notes.

The notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a change of control.

We may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a “change of control” as defined in the indenture governing the notes. Under the indenture governing the notes, upon the occurrence of a defined change of control, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus, without duplication, accrued and unpaid interest and special interest, if any, to the date of repurchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the notes. Our failure to make or complete a change of control offer would place us in default under the indenture governing the notes. In addition, we are not permitted to make a change in control payment for the notes under our senior secured credit facility.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidate or reorganize.

Parent and some, but not all, of its direct and indirect U.S. and Canadian subsidiaries guarantee the notes. As a result, you are creditors of only the Issuer and Parent and certain of its U.S. and Canadian subsidiaries that guarantee the notes. In the case of subsidiaries that are not guarantors and those U.S., Canadian and U.K. subsidiaries of Parent which are borrowers or guarantors under our senior secured credit facility, all the existing and future liabilities of those subsidiaries, including any claims of trade creditors, debtholders and preferred stockholders, are effectively senior to the notes and related guarantees. Subject to limitations in our senior secured credit facility, as amended in connection with the Transactions, and the indenture governing the notes, non-guarantor subsidiaries may incur additional indebtedness in the future (and may incur other liabilities without limitation). In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, their creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. For fiscal year 2009 and the three months ended September 30, 2009, on a pro forma basis after giving effect to the Transactions, our subsidiaries that will not be guarantors of the notes had total revenue of $138.7 million and $44.7 million respectively, and as of September 30, 2009, those subsidiaries had assets of $220.8 million and debt and other liabilities of $180.7 million (including inter-company balances).

We are subject to restrictive covenants imposed by our senior secured credit facility and by the indenture governing the notes.

Our senior secured credit facility, as amended in connection with the Transactions, and the indenture governing the notes contain numerous financial and operating covenants. These covenants restrict, among other things, our ability to:

•	dispose of assets;

•	make capital expenditures;

•	repurchase or redeem equity interests or subordinated indebtedness;

•	make principal payments or prepayments on the notes;

•	make certain investments;

•	incur additional indebtedness;

•	create liens;

•	incur restrictions on the ability of our subsidiaries to grant liens or to pay dividends or make other payments or transfers to us;

•	merge or consolidate with or into any other person or transfer all or substantially all of our assets;

•	enter into new businesses unrelated to our existing business;

•	enter into transactions with our affiliates;

•	enter into swap agreements; and

•	enter into sale and leaseback transactions.

Our senior secured credit facility also requires us to maintain minimum financial ratios. Such financial ratios are a maximum ratio of debt to EBITDA, a maximum ratio of secured debt to EBITDA and a minimum ratio of EBITDA to fixed charges. The restrictions in our senior secured credit facility and restrictions in the indenture governing the notes limit our financial and strategic flexibility, and may prohibit or limit any contemplated strategic initiatives and limit our ability to grow and increase our revenues or respond to competitive changes. The failure to comply with the covenants would result in a default and permit the lenders under our senior secured credit facility to accelerate the maturity of the indebtedness issued thereunder, and we could be prohibited from making any principal payments on the notes.

Agreements governing future indebtedness could also contain significant financial and operating restrictions. A failure to comply with the obligations contained in the indenture governing the notes could result in an event of default under the indenture, which could permit acceleration of the notes and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If not, the notes would likely lose much or all of their value.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility, that is not waived by the required lenders or holders of such indebtedness, and the remedies sought by the holders of such indebtedness could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the agreements governing our indebtedness, including the covenants contained in our senior secured credit facility, we would be in default under the terms of the agreements governing such indebtedness. In the event of such a default under our senior secured credit facility, including as it will be amended in connection with the Transactions, including a failure to satisfy the minimum financial ratios:

•	the lenders under our senior secured credit facility could elect to terminate their commitments thereunder, declare all the outstanding loans thereunder to be due and payable and, if not promptly paid, institute foreclosure proceedings against our assets;

•	even if those lenders do not declare a default, they may be able to cause all of our available cash to be used to repay their loans; and

•	such default could cause a cross-default or cross-acceleration under our other indebtedness.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

Despite the level of our indebtedness, we may still incur significantly more indebtedness. This could further increase the risks associated with our indebtedness.

Despite our current level of indebtedness, we may be able to incur significant additional indebtedness, including secured indebtedness, in the future. Although our senior secured credit facility, as amended in connection with the Transactions, and the indenture governing the notes contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and, under certain circumstances, the indebtedness incurred in compliance with such restrictions could be substantial. If new indebtedness is added to our current debt levels, the related risks that we face would be increased, and we may not be able to meet all our debt obligations, including repayment of the notes, in whole or in part.

The notes are senior unsecured obligations of National Money Mart Company guaranteed by Parent and certain of its subsidiaries, and as unsecured indebtedness will be effectively junior to any secured indebtedness to the extent of the security for such secured indebtedness.

The notes will be general unsecured obligations that rank junior in right of payment to all of our existing and future secured indebtedness. Our senior secured credit facility is secured by substantially all of our assets. Our senior secured credit facility will mature prior to the maturity of the notes. If we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In any case, any remaining assets may be insufficient to repay the notes. As of September 30, 2009, we had approximately $369.6 million aggregate principal amount of senior secured indebtedness outstanding, and an additional $95.6 million that we were able to borrow under our senior secured credit facility, to which the notes would have been effectively subordinated to the extent of the value of the collateral. As part of the Transactions, and upon the closing of this offering, we expect to prepay a portion of our term loans in an aggregate principal amount of $100.0 million.

There is no established trading market for the notes.

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange. In addition, although the initial purchasers intend to make a market for the notes, they are not obligated to do so and may discontinue market making activities at any time, in their sole discretion. As a result, an active trading market for the notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, holders of the notes may not be able to sell their notes at a particular time or you may not be able to sell your notes at a favorable price. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the estimates, expectations and/or recommendations of securities analysts of us or the retail industry generally;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

United States holders may be required to pay United States federal income tax on accrual of OID on the notes, which means that United States holders may have to include such OID in income as it accrues in advance of the receipt of cash attributable to such income.

Because there is a possibility that the principal amount of the notes may exceed their “issue price” by more than the statutory de minimis threshold, the notes may be treated as being issued with OID for United States federal income tax purposes. A United States holder (as defined in “Certain Material United States Federal Income Tax Considerations — United States Holders”) of a note with OID will be required to include such OID in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of the United States holder’s regular method of accounting for United States federal income tax purposes. See “Certain Material United States Federal Income Tax Considerations — United States Holders” for more detail.

The notes are subject to restrictions on transfer.

The notes are being offered and sold pursuant to an exemption from registration under United States and applicable state securities laws. Therefore, you may transfer or resell the notes in the United States only in a transaction registered under or exempt from the registration requirements of the United States and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. By purchasing the notes, you will be deemed to have made certain acknowledgements, representations and agreements as set forth under “Transfer Restrictions.” Under the registration rights agreement, we are obligated to use our reasonable best efforts to file a registration statement, enabling the notes to be exchanged for equivalent notes registered under U.S. securities laws, within 90 days of the issuance of the notes and to cause such registration statement to become effective within 180 days of the issuance of the notes, or, in certain circumstances, register the reoffer and resale of the notes under United States securities laws. However, any such registration statement may not become or remain effective. See “Description of the Notes— Registered Exchange Offer; Registration Rights.”

Dollar Financial Corp. and certain of its direct and indirect wholly-owned U.S. and Canadian subsidiaries will guarantee the notes on a senior unsecured basis. Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the terms of the indenture governing the notes, the notes will be guaranteed on a senior unsecured basis by Parent and some, but not all, of its direct and indirect wholly-owned U.S. and Canadian subsidiaries. If Parent or one of the subsidiaries that is a guarantor of the notes becomes the subject of a bankruptcy case or a lawsuit filed by unpaid creditors of any such guarantor, the guarantees entered into by these guarantors may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to other obligations of a guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for entering into the guarantee; and either:

•	was insolvent or rendered insolvent by reason of entering into the guarantee; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay such debts or contingent liabilities as they become due.

In such event, any payment by a guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the guarantor’s creditors, under those circumstances.

If a guarantee of a guarantor were voided as a fraudulent conveyance or held unenforceable for any other reason, in all likelihood holders of the notes would be creditors solely of National Money Mart Company and those guarantors whose guarantees had not been voided. The notes then would in effect be structurally subordinated to all liabilities of the guarantor whose guarantee was voided.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts or contingent liabilities as they become due.

We cannot assure you as to what standard a court would use to determine whether or not a guarantor would be solvent at the relevant time, or regardless of the standard used, that the guarantee would not be subordinated to any guarantor’s other debt.

If a court held that the guarantees should be voided as fraudulent conveyances, the court could void, or hold unenforceable, the guarantees, which could mean that you may not receive any payments under the guarantees, and the court may direct you to return any amounts that you have already received from any guarantor. Furthermore, the holders of the notes would cease to have any direct claim against the applicable guarantor. Consequently, any former guarantor’s assets would be applied first to satisfy its other liabilities, before any portion of its assets could be applied to the payment of the notes.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

On October 28, 2009, Parent entered into a purchase agreement with all of the members of MFS pursuant to which DFG will purchase all of the outstanding membership interests of MFS, and, as a result of such purchase, MFS will become a wholly owned subsidiary of DFG. We refer to this business combination as the DFS acquisition. The consummation of the DFS acquisition is contingent on Parent obtaining acceptable financing for the acquisition, which in addition to the completion of this offering, requires an amendment to certain aspects of our senior secured credit facility, for which we received the necessary consents on November 20, 2009. We refer to the following events as the Transactions:

•	the offering by Issuer of up to $350.0 million of senior notes offered hereby;

•	the use by the Issuer of a portion of the proceeds from this offering to purchase an equity interest in Dollar Financial U.K. and the purchase by the Issuer of newly issued shares of Dollar Financial U.K.;

•	the prepayment of approximately $100.0 million of the approximately $369.6 million outstanding under our term loans under our senior secured credit facility, which will reduce the outstanding balance to approximately $269.6 million;

•	amending the terms of our senior secured credit facility subject to certain future conditions to provide, among other things, for an extension of a majority of our revolving loans and term loans from October 2011 and October 2012, respectively, to December 2014;

•	the payment of approximately $16.0 million of fees and expenses related to the amendment described above and the issuance of the senior notes; and

•	the acquisition by DFG (or a wholly-owned subsidiary to which such rights are assigned) of all of the outstanding membership interests of MFS, as a result of which MFS will become a wholly-owned subsidiary of DFG, and the payment of approximately $117.8 million (subject to adjustment for the working capital of MFS and its subsidiaries as of the closing date, which we currently estimate will result in an additional $1.2 million payment to the sellers) as purchase price.

The following unaudited pro forma condensed consolidating financial statements are based on our historical financial statements and those of MFS incorporated by reference in this offering circular after giving effect to the Transactions. These pro forma financial statements have been prepared applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed consolidating statements of operations data for the periods presented give effect to the Transactions as if they had been consummated on July 1, 2008. The unaudited pro forma condensed consolidating balance sheet data give effect to the Transactions as if they had occurred on September 30, 2009. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should also be read in conjunction with these unaudited pro forma condensed consolidating financial statements. You should also read this information in conjunction with the:

•	separate unaudited historical consolidated financial statements of Dollar Financial Corp. as of and for the three-month period ended September 30, 2009, incorporated by reference in this offering circular;

•	separate audited historical consolidated financial statements of Dollar Financial Corp. as of and for the fiscal year ended June 30, 2009, incorporated by reference in this offering circular;

•	separate historical financial statements of MFS as of and for the years ended December 31, 2007 and 2008, incorporated by reference in this offering circular; and

•	separate unaudited historical financial statements of MFS as of and for the nine-month periods ended September 30, 2008 and 2009, incorporated by reference in this offering circular.

The pro forma adjustments related to the purchase price allocation and financing of the DFS acquisition are preliminary and based on information obtained to date by management, and are subject to revision as additional information becomes available as to, among other things, the fair value of acquired assets and liabilities as well as any pre-acquisition contingencies and finalization of acquisition-related costs. The actual adjustments described in the accompanying notes will be made as of the closing date of the DFS acquisition and may differ from those reflected in these unaudited pro forma condensed consolidating financial statements. Revisions to the preliminary purchase price allocation and financing of the DFS acquisition may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders’ equity, operating expense and costs, depreciation and amortization and interest expense.

The unaudited pro forma condensed consolidating financial statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated, and do not purport to indicate consolidated balance sheet data or results of operations as of any future date or any future period.

Dollar Financial Corp.

Unaudited Pro Forma Condensed Consolidating Balance Sheet
September 30, 2009

		Pro Forma
	Dollar	Amendment		Adjusted				Pro Forma
	Financial	and the		Dollar	Dealer’s	Pro Forma		Dollar
	Corp.	Offering		Financial	Financial	Acquisition		Financial
	Historical	(Note 3)		Corp.	Services	(Note 4)		Corp.

Assets
Cash and cash equivalents	$226,665	$350,000	A	$460,665	$2,479	$(1,301	)A	$342,851
		(100,000	)B			(118,992	)B
		(16,000	)C
Loans receivable, net	124,005	—		124,005	—	—		124,005
Loans in default, net	6,831	—		6,831	—	—		6,831
Other receivables	3,719	—		3,719	3,142	(1,405	)C	5,456
Prepaid expenses and other current assets	21,800	—		21,800	1,779	—		23,579

Total current assets	383,020	234,000		617,020	7,400	(121,698)		502,722
Deferred tax asset, net	25,724	—		25,724	—	—		25,724
Property and equipment	59,204	—		59,204	574	—		59,778
Goodwill and other intangibles	467,255	—		467,255	28,331	56,911	D	583,594
						31,097	E
Debt issuance costs, net	9,556	(5,217	)F	20,339	91	(91	)F	20,339
		16,000	C
Other	11,547	—		11,547	2,880	—		14,427

Total Assets	$956,306	$244,783		$1,201,089	$39,276	$(33,781)		$1,206,584

Liabilities and Stockholders’ Equity
Accounts payable	$33,345	$—		$33,345	$942	$—		$34,287
Accrued expenses and other liabilities	82,750	—		82,750	2,363	(220	)F	86,799
						(594	)G
						2,500	H
Income taxes payable	10,503	—		10,503	—	—		10,503
Debt due within one year	3,811	—		3,811	920	(920	)F	3,811

Total current liabilities	130,409	—		130,409	4,225	766		135,400
Fair value of derivatives	36,239	—		36,239	—	—		36,239
Long-term deferred tax liability	21,730	—		21,730	—	—		21,730
Long-term debt	529,540	350,000	A	779,540	14,358	(14,358	)F	779,540
		(100,000	)B
Other non-current liabilities	18,520	—		18,520	5,816	(2,482	)C	21,524
						(2,622	)G
						950	I
						1,342	J
Stockholders’ Equity
Common stock	24	—		24	—	—		24
Additional paid in capital	312,675	—		312,675	14,877	(14,877	)K	312,675
Accumulated (deficit) earnings	(105,308)	(5,217	)D	(111,625)	—	(2,500	)H	(114,125)
		(1,100	)E
Accumulated other comprehensive income	12,103	1,100	E	13,203	—	—		13,203

	219,494	(5,217)		214,277	14,877	(17,377)		211,777
Minority interest	374	—		374	—	—		374

Total Liabilities and Stockholders’ Equity	$956,306	$244,783		$1,201,089	$39,276	$(33,781)		$1,206,584

Dollar Financial Corp.

Unaudited Pro Forma Condensed Consolidating Statement of Operations
For the Year Ended June 30, 2009

		Pro Forma
	Dollar	Amendment		Adjusted				Pro Forma
	Financial	and the		Dollar	Dealer’s	Pro Forma		Dollar
	Corp.	Offering		Financial	Financial	Acquisition		Financial
	Historical	(Note 3)		Corp.	Services	(Note 4)		Corp.

Revenues:
Check cashing	$164,598	$—		$164,598	$—	$—		$164,598
Fees from consumer lending	275,272	—		275,272	—	—		275,272
Other	87,983	—		87,983	26,763	—		114,746

Total revenues	527,853	—		527,853	26,763	—		554,616
Store and regional expenses:
Salaries and benefits	145,716	—		145,716	6,566	—		152,282
Provision for loan losses	52,136	—		52,136	—	—		52,136
Occupancy	41,812	—		41,812	491	—		42,303
Returned checks, net and cash shortages	16,021	—		16,021	—	—		16,021
Bank charges and armored carrier service	13,357	—		13,357	—	—		13,357
Depreciation	13,075	—		13,075	163	—		13,238
Other	63,932	—		63,932	3,127	(613	)M	66,446

Total store and regional expenses	346,049	—		346,049	10,347	(613)		355,783

Store and regional margin	181,804	—		181,804	16,416	613		198,833
Corporate and other expenses:
Corporate expenses	68,217	—		68,217	—	—		68,217
Other depreciation and amortization	3,827	—		3,827	1,543	4,985	L	10,355
Interest expense, net	43,696	1,775	F	81,674	1,637	(1,767	)N	81,544
		1,203	G
		35,000	H
Provision for litigation settlements	57,920	—		57,920	—	—		57,920
Unrealized foreign exchange gain	(5,499)	—		(5,499)	—	—		(5,499)
Loss on store closings	10,340	—		10,340	—	—		10,340
Other income	(4,898)	—		(4,898)	(2,767)	—		(7,665)

Income (loss) before income taxes	8,201	(37,978)		(29,777)	16,003	(2,605)		(16,379)
Income tax provision (benefit)	15,023	(11,668	) I	3,355	345	(345	)O	3,355

Net (loss) income	$(6,822)	$(26,310)		$(33,132)	$15,658	$(2,260)		$(19,734)

Net loss per share:
Basic	$(0.28)	—		$(1.38)	—	—		$(0.82)
Diluted	$(0.28)	—		$(1.38)	—	—		$(0.82)
Weighed average shares outstanding
Basic	24,012,705	—		24,012,705	—	—		24,012,705
Diluted	24,012,705	—		24,012,705	—	—		24,012,705

Dollar Financial Corp.

Unaudited Pro Forma Condensed Consolidating Statement of Operations
For the Three Months Ended September 30, 2009

		Pro Forma
	Dollar	Amendment		Adjusted				Pro Forma
	Financial	and the		Dollar	Dealer’s	Pro Forma		Dollar
	Corp.	Offering		Financial	Financial	Acquisition		Financial
	Historical	(Note 3)		Corp.	Services	(Note 4)		Corp.

Revenues:
Check cashing	$37,802	$—		$37,802	$—	$—		$37,802
Fees from consumer lending	78,989	—		78,989	—	—		78,989
Other	25,017	—		25,017	6,958	—		31,975

Total revenues	141,808	—		141,808	6,958	—		148,766
Store and regional expenses:
Salaries and benefits	36,736	—		36,736	1,715	—		38,451
Provision for loan losses	11,696	—		11,696	—	—		11,696
Occupancy	10,847	—		10,847	165	—		11,012
Returned checks, net and cash shortages	2,264	—		2,264	—	—		2,264
Bank charges and armored carrier service	3,466	—		3,466	—	—		3,466
Depreciation	3,374	—		3,374	48	—		3,422
Other	17,529	—		17,529	818	(206	)M	18,141

Total store and regional expenses	85,912	—		85,912	2,746	(206)		88,452

Store and regional margin	55,896	—		55,896	4,212	206		60,314
Corporate and other expenses:
Corporate expenses	20,351	—		20,351	—	—		20,351
Other depreciation and amortization	1,052	—		1,052	371	1,261	L	2,684
Interest expense, net	11,624	1,922	F	22,577	267	(293	)N	22,551
		281	G
		8,750	H
Provision for litigation settlements	1,267	—		1,267	—	—		1,267
Unrealized foreign exchange loss	7,827	—		7,827	—	—		7,827
Loss on store closings	318	—		318	—	—		318
Other expense	160	—		160	—	—		160

Income (loss) before income taxes	13,297	(10,953)		2,344	3,574	(762)		5,156
Income tax provision (benefit)	7,966	(3,228	) I	4,738	38	(38	)O	4,738

Net (loss) income	5,331	(7,725)		(2,394)	3,536	(724)		418
Less: Net income attributable to non-controlling interest	58	—		58	—	—		58

Net income (loss) attributable to Parent	$5,273	(7,725)		$(2,452)	$3,536	$(724)		$360

Net income (loss) per share:
Basic	$0.22	—		$(0.10)	—	—		$0.02
Diluted	$0.22	—		$(0.10)	—	—		$0.01
Weighed average shares outstanding
Basic	23,998,357	—		23,998,357	—	—		23,998,357
Diluted	24,480,544	—		23,998,357	—	—		24,480,544

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

Note 1.	Basis of Pro Forma Presentation

The unaudited pro forma consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission for the purposes of inclusion in DFC’s amended Form 8-K prepared in connection with the acquisition.

Certain information and certain disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures provided herein are adequate to make the information presented not misleading.

The information concerning DFC has been derived from the audited consolidated financial statements of the Company for the year ended June 30, 2009 as included in the Company’s Current Report on Form 8-K, filed on November 20, 2009 for the year ended June 30, 2009 and from the consolidated financial statements for the Company as of and for the three months ended September 30, 2009 as included in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2009. The information concerning DFS has been derived from the internally prepared financial statements of DFS for the twelve months ended June 30, 2009 and as of and for the three months ended September 30, 2009. DFS’ fiscal year ends on December 31. DFS’ historical statement of operations for the twelve months ended June 30, 2009 represent a compilation of their quarterly periods during the twelve month period ended June 30, 2009. As a result, such statement of operations include estimates inherent in preparing interim financial statements, which estimates were based on DFS’ actual fiscal years.

Article 11 of Regulation S-X requires that pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of operations are directly related to the transaction for which the pro forma financial information is presented and have a continuing impact on the results of operations. Certain charges have been excluded in the unaudited pro forma condensed consolidating statements of operations as such charges were incurred in direct connection with or at the time of the Transactions and are not expected to have an on-going impact on the results of operations after the closings.

Note 2.	Purchase Price Allocation

The unaudited pro forma consolidated financial statements have been prepared to give effect to the presumed acquisition of DFS, which will be accounted for as a purchase business combination in accordance with ASC 805. For purposes of the following, we have used a total estimated cash purchase price of approximately $117.8 million (subject to adjustment for the working capital of MFS and its subsidiaries as of the closing date, which we currently estimate will result in an additional $1.2 million payment to the sellers).

Under the purchase method of accounting, the total estimated purchase price is allocated to DFS’ net tangible and intangible assets based on their current estimated fair values as if the acquisition occurred on September 30, 2009. Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

change, and other factors as described in the introduction to these unaudited pro forma consolidating financial statements, the preliminary purchase price is allocated as follows (in thousands):

Cash	$1,178
Investment securities	1,682
Accounts receivable	1,737
Prepaid expenses and other current assets	97
Property and equipment	574
Restricted cash	2,854
Other assets	26
Accounts payable	(942)
Accrued expenses and other liabilities	(1,549)
Other non-current liabilities	(3,004)

Net tangible assets acquired	2,653
Definite-lived intangible assets acquired	31,102
Indefinite-lived intangible assets acquired	35,501
Goodwill	49,736

Total estimated purchase price	$118,992

Prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.

Of the total estimated purchase price, an estimate of $2.7 million has been allocated to net tangible assets acquired, $31.1 million has been allocated to definite-lived intangible assets acquired and $35.5 million has been allocated to indefinite-lived intangible assets. The remaining purchase price has been allocated to goodwill.

The components of the estimated fair value of the acquired identifiable intangible assets are as follows:

		Estimated
	Estimated Fair	Useful Lives
	Value	(Years)

Third-party bank financing contract	$17,389	5
Service warranty provider contract	7,164	5
Auto dealer relationships	4,253	5
GAP insurance provider contract	1,538	3
Payment Processing contract	421	5
Non-compete contracts	337	2
Tradename/Program	35,501	Indefinite

Total identifiable intangible assets	$66,603

DFS provides services to enlisted military personnel seeking to purchase new and used vehicles. Through its branded Military Installment Loan and Education Services, or “MILES” program, DFS provides services to enlisted military personnel who make applications for auto loans funded under an exclusive agreement with a major third-party national bank. Additionally, DFS provides ancillary services such as service contracts and guaranteed asset protection, or GAP, insurance, along with consultations regarding new and used automotive purchasing, budgeting and credit and ownership training. DFS’ revenue comes from fees which are paid by

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

the third-party national bank and fees from the sale of ancillary products such as warranty service contracts and GAP insurance coverage. DFS operates through an established network of arrangements with more than 545 franchised and independent new and used car dealerships, according to underwriting protocols specified by the third-party national bank. DFS has contracts with the third-party national bank as well as the provider of service contracts and GAP insurance contracts and each of these contracts have been identified by the Company as having value in connection with the acquisition. In addition, DFS has a contract with a third party that processes the military service members’ loan payment to the bank, through an allotment from the service members’ pay check. We refer to this contract as the Payment Processing contract.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of the market participant, include: the amount and timing of the projected future cash flows (including revenue, cost of sales, operating expenses and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.

The definite-lived intangible assets acquired will result in approximately the following annual amortization expense (in thousands):

Fiscal Year 2010	$4,896
Fiscal Year 2011	6,527
Fiscal Year 2012	6,400
Fiscal Year 2013	5,973
Fiscal Year 2014	5,845
Thereafter	1,461

$31,102

Of the total estimated purchase price, approximately $49.7 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. In accordance with ASC 350, “Intangibles-Goodwill and Other” goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if indicators of impairment arise. In the event that management determines that the goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

Note 3.	Pro Forma Amendment Transaction and Offering Adjustments

In connection with the Transactions, the Company has negotiated an amendment to its senior secured credit facility, which we refer to as the Amendment, with the following changes:

•	An extension of the revolving credit facility maturity date from October 2011 to December 2014 and of the term loan maturity dates from October 2012 to December 2014, in each case such extension being applicable to those lenders who have agreed to extend and being subject to the condition that the principal amount of the outstanding 2.875% senior convertible notes due 2027 issued by Parent has been reduced to an amount less than or equal to $50 million by October 2012. For purposes of the pro forma adjustments relating to the Amendment we have assumed that 100% of the revolving credit facilities and term loans are extended to December 2014.

•	The establishment of a Libor/Euribor/CDOR floor of 2.0% on all tranches of the credit facility.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

•	An increase of 25 basis points (bps) to the revolving credit commitment fee on the extended revolving credit commitments. This increase will result in a revised commitment fee of 75 bps.

•	An increase of 75 bps to spreads over Libor/Euribor/CDOR rates with respect to non-extended term loans and revolving credit loans and an increase of 200 bps to the spreads over Libor/Euribor rates with respect to extended term loans and revolving credit loans. These increases will result in Libor/CDOR (minimum of 2.0%) plus 500 bps for the extended revolving credit facilities, Libor (minimum of 2.0%) plus 500 bps for the extended Canadian term loans and Libor/Euribor (minimum of 2.0%) plus 500 bps for the extended U.K. term loans.

•	The prepayment of $77.6 million on the existing Canadian term loan amount and $22.4 million on the existing U.K. term loan amount.

As more fully described in Note 20 to our year ended June 30, 2009 financial statements, we have hedged our senior secured credit facility with cross currency interest rate swaps in order to protect the company against changes in the variable index associated with the senior credit facility (LIBOR, or in the case of a portion of the U.K. facility, EURIBOR) and changes to foreign currency exchange rates. For purposes of the pro forma presentation, we have not reflected any actions that may be taken, or any related accounting implications regarding these cross currency swaps, including the potential dedesignation of all or a portion of the interest rate swaps due to ineffectiveness that may result; the potential for a partial or complete termination of these swaps upon finalization of the Amendment, or the impact to historical interest expense had the aforementioned actions or derivations of the aforementioned actions had been taken.

During fiscal 2009 and the quarter ended September 30, 2009, the impact to the interest expense related to our interest rate swaps was an increase in expense of $5.6 million and $3.1 million, respectively. These amounts are included in both our historical and pro forma interest expense for the year ended June 30, 2009 and three month period ended September 30, 2009.

Had we completely dedesignated these interest rate swaps as of July 1, 2008 but did not terminate them, interest expense would have been reduced by $5.6 million and $3.1 million for the year ended June 30, 2009 and the three month period ended September 30, 2009, respectively; however, upon dedesignation, GAAP would require that the change in fair value associated with these swaps would have been recorded through the income statement instead of other comprehensive income, which would have decreased net income by $8.2 million for the year ended June 30, 2009 and $0.4 million for the three month period ended September 30, 2009.

Also as part of the Transactions, the Company’s Canadian subsidiary is issuing $350 million of senior notes at an assumed interest rate of 10.0% with a maturity of December 2016, which we refer to as the Offering. For purposes of the unaudited pro forma condensed financial statements, the notes offered in the Offering are assumed to bear interest at a rate of 10% per annum. The specific pro forma adjustments related to the Amendment and Offering included in the unaudited pro forma consolidated financial statements are as follows:

A — To reflect the gross proceeds raised from the Offering of the senior notes.

B — To reflect the prepayment amounts of the Company’s Canadian and U.K. term loans as required for the effectiveness of the amended credit agreement.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

C — In connection with both the Amendment and the Offering, the Company will incur additional fees that will be deferred and amortized over the respective terms of the debt. The estimated fees related to each transaction are as follows:

Amendment	$7,828
Offering	8,172

$16,000

D — The Amendment will be deemed to be an extinguishment of the term loan balances under generally accepted accounting principles and therefore all associated unamortized pre-existing deferred debt costs will be written off. Under the guidelines for pro forma adjustments, the elimination of these defined costs is reflected in the pro forma balance sheet, but is not reflected in the pro forma income statements.

E — When the Company executed an early settlement of its U.K. cross-currency interest rate swaps, the cumulative net loss related to the discontinued cash flow hedge was reported in other comprehensive income and was being amortized over the remaining life of the U.K. term loan debt. With the partial repayment of the U.K. debt, the proportional amount of the cumulative net loss related to retired swap will be reclassified from other comprehensive income to earnings. This amount is reflected as a reclassification between accumulated other comprehensive income and retained earnings on the unaudited pro forma balance sheet.

F — To reflect additional interest expense resulting from only the Amendment of the Company’s senior secured credit facility and not the additional interest expense resulting from this offering. A 0.125% change in interest rate on the senior secured credit facility would increase interest expense by approximately $0.4 million for the year ended June 30, 2009 and by approximately $0.1 million for the three months ended September 30, 2009. As a result of an interest rate floor on the senior secured credit facility, it would not be possible for interest expense to decrease.

G — To adjust interest expense related to the amortization of deferred debt costs of both the amended senior secured credit facility and the senior notes, as follows:

	Year Ended	Three Months Ended
	June 30,	Sept. 30,
	2009	2009

Elimination of amortization of pre-existing deferred debt costs	$(1,530)	$(402)
Amortization of additional deferred financing costs related to the Amendment	1,566	391
Amortization of additional deferred financing costs related to the Offering	1,167	292

Totals	$1,203	$281

H — To reflect additional interest expense related to the issuance of the senior notes issued in connection with this offering. A 0.125% change in interest rate on the senior notes would increase (decrease) interest expense by approximately $0.4 million for the year ended June 30, 2009 and by approximately $0.1 million for the three months ended September 30, 2009.

I — To reflect the related tax impacts on interest expense adjustments in both Canada and the United Kingdom.

Note 4.	Pro Forma Acquisition Adjustments

Pro forma adjustments are made to reflect the estimated purchase price of DFS, to adjust amounts related to DFS’ net tangible and intangible assets to a preliminary estimate of the fair values to those assets, to reflect

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

the amortization expense related to the estimated amortizable intangible assets and to reclassify certain DFS’ amounts to conform to the Company’s financial statement presentation.

The specific pro forma adjustments included in the unaudited pro forma condensed consolidating financial statements are as follows:

A — As provided for in the sales purchase agreement, sellers are entitled to a cash distribution immediately prior to closing based upon a pre-determined cash balance.

B — To reflect the consideration to be paid (including estimated working capital adjustment, see Note 4-A) by DFG to purchase the membership interests of MFS.

C — In February 2007, Automotive Professionals, Inc., or API, DFS’ then insurance provider of vehicle service contracts, filed for a voluntary bankruptcy petition. In connection with the bankruptcy settlement of API, DFS was granted a certain amount of restricted cash to be applied against all remaining API service contract liabilities and DFS assumed all remaining obligations under related service contracts. This adjustment is to reflect the estimated fair values of the remaining API related balances for previously recognized revenues and the remaining service contract liabilities.

D — To adjust intangible assets to an estimate of fair value, as follows:

Eliminate DFS’ historical intangible assets	$(9,692)
Estimated fair value of intangible assets acquired (see Note 2)	66,603

$56,911

E — To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

Eliminate DFS’ historical goodwill	$(18,639)
Estimated transaction goodwill (see Note 2)	49,736

$31,097

F — Concurrent with the closing of the acquisition, a portion of the purchase price will be utilized by DFS to repay all outstanding debt and related liabilities. This adjustment eliminates all pre-existing balances related to DFS outstanding debt (accrued interest and all debt balances). This adjustment also reflects the elimination of unamortized deferred debt costs associated with the DFS debt.

G — Certain service contracts sold by DFS are transferred to a captive reinsurance company that is owned and consolidated by DFS instead of being transferred to the third-party service contract provider. The initial payments (for both DFS and the reinsurance entity) made by the customer were recorded as deferred revenue by DFS and recognized as revenues over the life of the service contract. For purchase accounting purposes, all deferred revenue balances for both entities have been eliminated (see Note I).

H — To reflect estimated DFC transactional related costs associated with the DFS acquisition.

I — To record an estimate of the value of the captive reinsurance company’s service contract liabilities associated with all open service contracts.

J — As provided in the sales purchase agreement, upon expiration of the API bankruptcy settlement agreement (in February 2011), the sellers are entitled to receive one half of the then remaining restricted cash balance that has not been utilized in the payment of API claims. This amount reflects management’s estimate of the expected payment.

K — To eliminate MFS membership equity.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

L — To adjust amortization expense to an estimate of intangible asset amortization, as follows:

	Year Ended	Three Months Ended
	June 30,	Sept. 30,
	2009	2009

Eliminate DFS’ historical intangible asset amortization expense	$(1,543)	$(371)
Estimated amortization expense for:
Third-party bank financing contract	3,478	870
Service warranty contract provider contract	1,433	358
Auto dealer relationships	851	213
GAP insurance provider contract	513	128
Payment Processing contract	84	21
Non-compete contracts	169	42

Totals	$4,985	$1,261

M — The previous owners of DFS charged a management fee and related expenses in connection with their over-sight and involvement with DFS. This adjustment eliminates those expenses from the historical operating results of DFS.

N — To eliminate DFS interest expense related to pre-existing debt balances extinguished upon consummation of the acquisition.

O — Since DFC is in a net operating loss position for tax purposes, the DFS historical tax expense is being eliminated.

SELECTED FINANCIAL DATA

The following table of our selected consolidated historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and the consolidated financial statements and related notes incorporated by reference in this offering circular. The consolidated statement of operations data for each of the fiscal years ended June 30, 2007, 2008 and 2009, and the consolidated balance sheet data at June 30, 2008 and 2009 have been derived from our audited consolidated financial statements incorporated by reference in this offering circular. The consolidated balance sheet data as of June 30, 2005, 2006 and 2007 and statement of operations data as of and for the fiscal years ended June 30, 2005 and 2006 were derived from our audited consolidated financial statements which are not included or otherwise incorporated by reference herein. The consolidated balance sheet data as of September 30, 2008 and 2009, and the consolidated statement of operations data for the three-month periods ended September 30, 2008 and 2009 have been derived from our unaudited interim condensed consolidated financial statements incorporated by reference in this offering circular. In the opinion of management, the unaudited interim financial data includes all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. The following data should be read in conjunction with our consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information incorporated by reference in this offering circular.

						Three Months Ended
	Fiscal Year Ended June 30,					September 30,
	2005(1)	2006(1)	2007(1)	2008(1)	2009(1)	2008(1)	2009(1)
	(Dollars in thousands)

Consolidated Statement of Operations Data:
Revenues:
Check cashing	$128,748	$142,470	$166,754	$196,580	$164,598	$48,532	$37,802
Fees from consumer lending	153,004	162,588	227,445	292,517	275,272	81,498	78,989
Money transfer fees	14,771	17,205	20,879	27,512	26,823	7,610	6,823
Other	24,468	36,625	40,654	55,575	61,160	15,436	18,194

Total revenues	320,991	358,888	455,732	572,184	527,853	153,076	141,808

Store and regional expenses:
Salaries and benefits	91,982	106,823	129,522	159,363	145,716	40,803	36,736
Provision for loan losses	29,425	30,367	45,799	58,458	52,136	15,251	11,696
Occupancy	22,899	27,914	32,270	43,018	41,812	11,324	10,847
Depreciation	7,226	7,834	9,455	13,663	13,075	3,592	3,374
Other	62,371	69,024	83,195	98,452	93,310	28,296	23,259

Total store and regional expenses	213,903	241,962	300,241	372,954	346,049	99,266	85,912

Store and regional margin	107,088	116,926	155,491	199,230	181,804	53,810	55,896
Corporate and other expenses:
Corporate expenses	37,012	41,051	53,327	70,859	68,217	19,521	20,351
Other depreciation and amortization	3,776	3,655	3,390	3,902	3,827	1,040	1,052
Interest expense, net	33,878	29,702	31,462	44,378	43,696	11,547	11,624
Loss on extinguishment of debt	8,097	—	31,784	—	—	—	—
Goodwill impairment and other charges	—	—	24,301	—	—	—	—
Unrealized foreign exchange loss (gain)	—	—	7,551	—	(5,499)	—	7,827
Provision for (proceeds from) litigation settlements	—	5,800	(3,256)	345	57,920	509	1,267
Other expense, net	4,696	2,239	1,400	367	5,442	4,680	478

Income before income taxes	19,629	34,479	5,532	79,379	8,201	16,513	13,297
Income tax provision	19,986	27,514	37,735	36,015	15,023	5,226	7,966

Net (loss) income	(357)	6,965	(32,203)	43,364	(6,822)	11,287	5,331

Less: Net income attributable to non-controlling interests	—	—	—	—	—	—	58

Net (loss) income attributable to Dollar Financial Corp.	$(357)	$6,965	$(32,203)	$43,364	$(6,822)	$11,287	$5,273

Net (loss) income per share:
Basic	$(0.03)	$0.38	$(1.37)	$1.80	$(0.28)	$0.47	$0.22
Diluted	$(0.03)	$0.37	$(1.37)	$1.77	$(0.28)	$0.46	$0.22

											Three Months Ended
	Fiscal Year Ended June 30,										September 30,
	2005(1)		2006(1)		2007(1)		2008(1)		2009(1)		2008(1)		2009(1)
	(Dollars in thousands)

Shares used to calculate net (loss) income per share:
Basic	13,945,883		18,280,131		23,571,203		24,106,392		24,012,705		24,178,350		23,998,357
Diluted	13,945,883		18,722,753		23,571,203		24,563,229		24,012,705		24,371,126		24,480,544
Operating and Other Data:
Net cash provided by (used in):
Operating activities	$22,245		$20,870		$29,277		$80,756		$59,204		$4,354		$18,833
Investing activities	$(44,807)		$(39,415)		$(170,651)		$(166,956)		$(41,954)		$(5,233)		$(5,514)
Financing activities	$43,225		$39,696		$307,358		$288		$2,669		$7,306		$(8,107)
Stores in operation at end of period:
Company-owned	716		765		902		1,122		1,031		1,064		1,032
Franchised stores/agents	619		485		378		330		175		313		156

Total	1,335		1,250		1,280		1,452		1,206		1,377		1,188

Consolidated Balance Sheet Data (at end of period):
Cash	$92,504		$118,653		$290,945		$209,714		$209,602		$204,695		$226,665
Total assets	$387,856		$551,825		$831,775		$941,412		$921,465		$918,183		$956,306
Total debt	$271,764		$311,037		$521,150		$535,586		$536,305		$539,446		$533,351
Shareholders’ equity	$59,636		$161,953		$199,899		$239,432		$209,078		$244,893		$219,868
Ratio of Earnings to Fixed Charges	1.4	x	1.9	x	1.1	x	2.2	x	1.1	x	2.0	x	1.8	x
Pro forma Ratio of Earnings to Fixed Charges(2)									1.1	x			1.5	x

(1)	We have engaged in numerous acquisitions which are reflected in our historical financial statements from the date of such acquisitions and, as a result, the financial information for the periods presented may not be comparable. For additional information see our audited consolidated financial statements and the notes thereto and our unaudited interim consolidated financial statements incorporated by reference in this offering circular.

(2)	The pro forma ratio of earnings to fixed charges has been presented to give effect to the additional fixed charges related to the offering. The pro forma ratio does not give effect to any pro forma earnings resulting from the use of the net proceeds in connection with the DFS acquisition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION
     The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes, which are incorporated by reference in this Exhibit 99.4. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this offering circular, particularly under the heading “Risk Factors” in this Exhibit 99.4.
Executive Summary

We have derived our revenues primarily from providing check cashing services, consumer lending and other consumer financial products and services, including money orders, money transfers, foreign currency exchange, branded debit cards, pawn lending, gold buying and bill payment. For our check cashing services, we charge our customers fees that are usually equal to a percentage of the amount of the check being cashed and are deducted from the cash provided to the customer. For our consumer loans, we receive interest and fees on the loans.

Most of our retail financial service locations issue single-payment consumer loans on the company-funded consumer loan model. During fiscal 2009, we acquired an established profitable U.K. Internet-based consumer lending business which was immediately accretive to earnings. The acquired company is competitively positioned in a rapidly growing market and further expands our expertise within the Internet lending arena. We believe we can export and leverage this expertise to other European countries as well as our Canadian business operations.

On June 30, 2008, as part of a process to rationalize our United States markets, we made a determination to close 24 of our unprofitable stores in various United States markets. In August 2008, we identified another 30 stores in the United States and 17 stores in Canada that were under-performing and which were closed or merged into a geographically proximate store. The primary cease-use date for these stores was in September 2008. Customers from these stores were transitioned to our other stores in close proximity to the stores affected. We recorded costs for severance and other retention benefits of $0.6 million and store closure costs of $4.9 million consisting primarily of lease obligations and leasehold improvement write-offs. Subsequent to the initial expense amounts recorded, we have recorded an additional $0.9 million of additional lease obligation expense for these locations. During the fourth quarter of fiscal 2009 we announced the closing of an additional 60 under-performing U.S. store locations. We recorded costs for severance and other retention benefits of approximately $0.4 million and store closure related costs of approximately $3.2 million consisting primarily of lease obligations and leasehold improvement write-offs. During the first quarter of fiscal 2010 we recorded an additional $0.3 million of store closure related costs. The closure of stores in the United States and Canada did not result in any impairment of goodwill since the store closures will be accretive to cash flow.

On July 21, 2008, we announced that our Board of Directors had approved a stock repurchase plan, authorizing us to repurchase in the aggregate up to $7.5 million of our outstanding common stock, which is the maximum amount of common stock we can repurchase pursuant to the terms of our credit facility. By October 13, 2008, we had repurchased 535,799 shares of our common stock at a cost of approximately $7.5 million, thus completing our stock repurchase plan.

On April 21, 2009 we completed the acquisition of an established profitable U.K. internet-based consumer lending business which was immediately accretive. The acquired company is competitively positioned in a rapidly growing market and further expands our expertise within the internet lending arena. Moreover, we believe we can export and leverage this expertise to other European countries as well as our Canadian business unit.

On June 30, 2009, we completed the acquisition of four stores in Northern Ireland. Three of the stores reside in central Belfast with the fourth store situated in the town of Lisburn, the third largest city in

Northern Ireland. The acquired stores are multi-product locations offering check cashing, payday lending, and pawn broking services.

On June 30, 2009, we completed the acquisition of two market leading traditional pawn shops located in Edinburgh and Glasgow, Scotland. The two stores were established in the year 1830 and primarily deal in loans securitized by gold jewelry and fine watches, while offering traditional secured pawn lending for an array of other items. Both stores are located in prominent locations on major thoroughfares and high pedestrian traffic zones.

On June 30, 2009, we completed the acquisition of 76% of the outstanding equity of an established consumer lending business in Poland. The acquired company, Optima, S.A., founded in 1999 and headquartered in Gdansk, offers unsecured loans of generally 40 — 50 week durations with an average loan amount of $250 to $500. The loan transaction includes a convenient in-home servicing feature, whereby loan disbursement and collection activities take place in the customer’s home according to a mutually agreed upon and pre-arranged schedule. The in-home loan servicing concept is well accepted within Poland and Eastern Europe, and was initially established in the U.K. approximately 100 years ago. Customer sales and service activities are managed through an extensive network of local commission based representatives across five provinces in northwestern Poland.

During the fiscal quarter and fiscal year ended June 30, 2009, our Canadian subsidiary, Money Mart, recorded a charge of $57.4 million in relation to the pending settlement of a class action proceeding in the province of Ontario, Canada and for the potential settlement of certain of the similar class action proceedings pending in other Canadian provinces. There is no assurance that the settlement of the Ontario class action proceeding will receive final Court approval or that any of the other class action proceedings will be settled. Although we believe that we have meritorious defenses to the claims in the proceedings and intend to vigorously defend against such claims, the ultimate cost of resolution of such claims, either through settlements or pursuant to litigation, may substantially exceed the amount accrued, and additional accruals may be required in the future. As of September 30, 2009, the remaining provision of approximately $53.4 million is included in our accrued expenses.

Our expenses primarily relate to the operations of our store network, including the provision for loan losses, salaries and benefits for our employees, occupancy expense for our leased real estate, depreciation of our assets and corporate and other expenses, including costs related to opening and closing stores.

In each foreign country in which we operate, local currency is used for both revenues and expenses. Therefore, we record the impact of foreign currency exchange rate fluctuations related to our foreign net income.

Recent Events

On October 3, 2009, the Company purchased a merchant cash advance business in the United Kingdom. The acquired company primarily provides working capital needs to small retail businesses by providing cash advances against a percentage of future credit card sales. The purchase price for the acquired company, which currently manages a receivable portfolio of approximately $3.0 million, was $4.9 million.

On October 28, 2009, DFG entered into an agreement to acquire Military Financial Services, LLC, which we refer to as MFS. MFS is an established business that provides services to active military personnel to obtain auto loans in the United States made by a third-party national bank. The third-party national bank approves the loan application, funds and services the loans and bears the credit risks. The purchase price payable by the Company is approximately $117.8 million, as adjusted to reflect the working capital of MFS and its subsidiaries as of the closing date as provided in the purchase agreement. The consummation of the acquisition is subject to the consent of the Company’s lenders under its current senior credit facility, the procurement by the Company and its subsidiaries of sufficient financing and the satisfaction of other customary closing conditions. The Company expects to complete the acquisition in December 2009, however, there is no assurance that the acquisition will be consummated at that time or thereafter. The purchase agreement may be terminated by the Company or the sellers at any time after December 31, 2009 due to a failure to satisfy any of the closing conditions.

Discussion of Critical Accounting Policies

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with U.S. generally accepted accounting principles. We evaluate these estimates on an ongoing basis, including those related to revenue recognition, loan loss reserves and goodwill and intangible assets. We base these estimates on the information currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results could vary from these estimates under different assumptions or conditions.

We believe that the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements:

Revenue Recognition

With respect to company-operated stores, revenues from our check cashing, money order sales, money transfer, foreign currency exchange, bill payment services and other miscellaneous services reported in other revenues on our statement of operations are all recognized when the transactions are completed at the point-of-sale in the store.

With respect to our franchised locations, we recognize initial franchise fees upon fulfillment of all significant obligations to the franchisee. Royalties from franchisees are recognized as earned. The standard franchise agreements grant to the franchisee the right to develop and operate a store and use the associated trade names, trademarks, and service marks within the standards and guidelines that we established. As part of the franchise agreement, we provide certain pre-opening assistance including site selection and evaluation, design plans, operating manuals, software and training. After the franchised location has opened, we provide updates to the software, samples of certain advertising and promotional materials and other post-opening assistance that we determine is necessary. Franchise/agent revenues for the three months ended September 30, 2009 and 2008 were $0.9 million and $1.2 million, respectively.

For single-payment consumer loans that we make directly (company-funded loans), which have terms ranging from one to 45 days, revenues are recognized using the interest method. Loan origination fees are recognized as an adjustment to the yield on the related loan. Our reserve policy regarding these loans is summarized below in “Company-Funded Consumer Loan Loss Reserves Policy.”

Company-Funded Consumer Loan Loss Reserves Policy

We maintain a loan loss reserve for probable losses inherent in the outstanding loan portfolio for single-payment and other consumer loans we make directly through our company-operated locations. To estimate the appropriate level of loan loss reserves, we consider known and relevant internal and external factors that affect loan collectability, including the amount of outstanding loans owed to us, historical loans charged off, current collection patterns and current economic trends. Our current loan loss reserve is based on our net charge-offs, typically expressed as a percentage of loan amounts originated for the last twelve months applied against the total amount of outstanding loans that we make directly. As these conditions change, we may need to make additional allowances in future periods. Despite the economic downturn in the U.S. and the foreign markets in which we operate, we have not experienced any material increase in the defaults on outstanding loans; however, we have tightened lending criteria. Accordingly, we have not modified our approach to determining our loan loss reserves.

When a loan is originated, the customer receives the cash proceeds in exchange for a post-dated customer check or a written authorization to initiate a charge to the customer’s bank account on the stated maturity date of the loan. If the check or the debit to the customer’s account is returned from the bank unpaid, the loan is placed in default status and an additional reserve for this defaulted loan receivable is established and charged to store and regional expenses in the period that the loan is placed in default status. This reserve is reviewed monthly and any additional provision to the loan loss reserve as a result of historical loan performance, current collection patterns and current economic trends is charged to store and regional expenses. If the loans remain in defaulted status for 180 days, a reserve for the entire amount of the loan is recorded and the receivable and corresponding reserve is ultimately removed from the balance sheet. The receivable for defaulted single-payment loans, net of the allowance of $18.0 million at September 30, 2009 and $17.0 million at June 30, 2009, is reported on our balance sheet in loans in default, net, and was $6.8 million at September 30, 2009 and $6.4 million at June 30, 2009.

Check Cashing Returned Item Policy

We charge operating expense for losses on returned checks during the period in which such checks are returned, which generally is three to five business days after the check is cashed in our store. Recoveries on returned checks are credited to operating expense during the period in which recovery is made. This direct method for recording returned check losses and recoveries eliminates the need for an allowance for returned checks. These net losses are charged to other store and regional expenses in the consolidated statements of operations.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill is the excess of cost over the fair value of the net assets of the business acquired. In accordance with the Intangibles Topic of the FASB Codification, goodwill is assigned to reporting units, which we have determined to be our reportable operating segments of the United States, Canada and the United Kingdom. The Company also has a corporate reporting unit which consists of costs related to corporate infrastructure, investor relations and other governance activities. Because of the limited activities of the corporate reporting unit, no goodwill has been assigned. Goodwill is assigned to the reporting unit that benefit from the synergies arising from each particular business combination. The determination of the operating segments being equivalent to the reporting units for goodwill allocation purposes is based upon our overall approach to managing our business along operating segment lines, and the consistency of the operations within each operating segment. Goodwill is evaluated for impairment on an annual basis on June 30 or between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. To accomplish this, we are required to determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. We are then required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit; we would be required to perform a second step to the impairment test, as this is an indication that the reporting unit goodwill may be impaired. If after the second step of testing, the carrying amount of a reporting unit exceeds the fair value of the individual tangible and identifiable intangible assets, an impairment loss would be recognized in an amount equal to the excess of the implied fair value of the reporting unit’s goodwill over its carrying value.

For the U.S. reporting unit, the amount of goodwill has increased significantly since June 30, 2007 primarily due to the acquisitions of APL and CCS during fiscal 2008. During 2009, the overall fair value of the U.S. reporting unit has declined based on the Company’s internal models; however, the performance of the two aforementioned acquisitions has continued to perform above initial expectations and the recent closure of unprofitable U.S. stores has improved store margins. Therefore, the fair value of the U.S. reporting unit, taken as a whole, continues to exceed its carrying value. The impact of the continued economic downturn, along with any federal or state regulatory restrictions on our short-term consumer lending product, could reduce the fair value of the U.S. goodwill below its carrying value at which time we would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired.

Indefinite-lived intangible assets consist of reacquired franchise rights, which are deemed to have an indefinite useful life and are not amortized. Non-amortizable intangibles with indefinite lives are tested for impairment annually as of December 31, or whenever events or changes in business circumstances indicate that an asset may be impaired. If the estimated fair value is less than the carrying amount of the intangible assets with indefinite lives, then an impairment charge would be recognized to reduce the asset to its estimated fair value.

We consider this to be one of the significant accounting estimates used in the preparation of our consolidated financial statements. We estimate the fair value of our reporting units using a discounted cash flow analysis. This analysis requires us to make various judgmental assumptions about revenues, operating margins, growth rates, and discount rates. These assumptions are based on our budgets, business plans, economic projections, anticipated future cash flows and marketplace data. Assumptions are also made for perpetual growth rates for periods beyond our long-term business plan period. We perform our goodwill impairment test annually as of June 30, and our reacquired franchise rights impairment test annually as of December 31. At the date of our last evaluations, there was no impairment of goodwill or reacquired franchise rights. However, we may be required to evaluate the recoverability of goodwill and other intangible assets prior to the required annual assessment if we experience a significant disruption to our business, unexpected significant declines in our operating results, divestiture of a significant component of our business, a sustained decline in market capitalization, particularly if it falls below our book value, or a significant change to the regulatory environment in which we operate. While we believe we have made reasonable estimates and assumptions to calculate the fair value of goodwill and indefinite-lived intangible assets, it is possible a material change could occur, including if actual experience differs from the assumptions and considerations used in our analyses. These differences could have a material adverse impact on the consolidated results of operations, and cause us to perform the second step impairment test, which could result in a material impairment of our goodwill. We will continue to monitor our actual cash flows and other factors that may trigger a future impairment in the light of the current global recession.

Derivative Instruments and Hedging Activities

The Derivative and Hedging Topic of the FASB Codification requires companies to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Topic also requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

As required by the Derivative and Hedging Topic of the FASB Codification, we record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or we elect not to apply hedge accounting.

Income Taxes

As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. An assessment is then made of the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we establish a valuation allowance.

The income taxes topic of the FASB Codification requires that a “more-likely-than-not” threshold be met before the benefit of a tax position may be recognized in the financial statements and prescribes how such benefit should be measured. As of September 30, 2009, this requirement did not result in any adjustment in our liability for unrecognized income tax benefits.

Results of Operations

Revenue Analysis

The percentages presented in the following table are based on the total consolidated revenues for the period shown:

	Year Ended June 30,				For the Three Months Ended September 30,
	2008		2009		2008		2009
	($ in thousands)

Total revenues:
Check cashing	$196,580	34.4%	$164,598	31.2%	$48,532	31.7%	$37,802	26.7%
Fees from consumer lending	292,517	51.1%	275,272	52.1%	81,498	53.2%	78,989	55.7%
Money transfer fees	27,512	4.8%	26,823	5.1%	7,610	5.0%	6,823	4.8%
Franchise fees and royalties	—	—	—	—	1,177	0.8%	942	0.7%
Other	55,575	9.7%	61,160	11.6%	14,259	9.3%	17,252	12.2%

Total consolidated revenues	572,184	100.0%	527,853	100.0%	153,076	100.0%	141,808	100.0%

U.S. revenues:
Check cashing	57,438	10.0%	56,378	10.7%	14,437	9.4%	10,906	7.7%
Fees from consumer lending	79,838	14.0%	79,612	15.1%	22,803	14.9%	19,156	13.5%
Money transfer fees	5,744	1.0%	5,926	1.1%	1,592	1.0%	1,276	0.9%
Franchise fees and royalties	—	—	—	—	538	0.4%	355	0.3%
Other	10,711	1.9%	12,942	2.5%	2,860	1.9%	2,502	1.8%

Total U.S. revenues	153,731	26.9%	154,858	29.4%	42,230	27.6%	34,195	24.1%

Canadian revenues:
Check cashing	81,806	14.4%	67,830	12.8%	20,543	13.4%	17,339	12.2%
Fees from consumer lending	147,313	25.7%	121,518	23.0%	37,197	24.3%	35,216	24.8%
Money transfer fees	16,124	2.8%	15,092	2.9%	4,409	2.9%	4,048	2.9%
Franchise fees and royalties	—	—	—	—	639	0.4%	587	0.4%
Other	34,248	5.9%	31,827	6.0%	7,525	4.9%	6,932	4.9%

Total Canadian revenues	279,491	48.8%	236,267	44.7%	70,313	45.9%	64,122	45.2%

United Kingdom revenues:
Check cashing	57,336	10.0%	40,390	7.7%	13,552	8.9%	9,557	6.7%
Fees from consumer lending	65,366	11.4%	74,142	14.0%	21,498	14.0%	24,617	17.4%
Money transfer fees	5,644	1.0%	5,805	1.1%	1,609	1.1%	1,499	1.1%
Franchise fees and royalties	—	—	—	—	—	0.0%	—	0.0%
Other	10,616	1.9%	16,391	3.1%	3,874	2.5%	7,818	5.5%

Total United Kingdom revenues	138,962	24.3%	136,728	25.9%	40,533	26.5%	43,491	30.7%

	Year Ended June 30,				For the Three Months Ended September 30,
	2008		2009		2008		2009
	($ in thousands)

Store and regional expenses:
Salaries and benefits	159,363	27.9%	145,716	27.6%	40,803	26.7%	36,736	25.9%
Provision for loan losses	58,458	10.2%	52,136	9.9%	15,251	10.0%	11,696	8.2%
Occupancy	43,018	7.5%	41,812	7.9%	11,324	7.4%	10,847	7.6%
Depreciation	13,663	2.4%	13,075	2.5%	3,592	2.3%	3,374	2.4%
Other	98,452	17.2%	93,310	17.7%	28,296	18.5%	23,259	16.4%

Total store and regional expenses	372,954	65.2%	346,049	65.6%	99,266	64.8%	85,912	60.6%

Store and regional margin	199,230	34.8%	181,804	34.4%	53,810	35.2%	55,896	39.4%

Corporate expenses	70,859	12.4%	68,217	12.9%	19,521	12.8%	20,351	14.4%
Other depreciation and amortization	3,902	0.7%	3,827	0.7%	1,040	0.7%	1,052	0.7%
Interest expense, net	44,378	7.8%	43,696	8.3%	11,547	7.5%	11,624	8.2%
Loss on extinguishment of debt	—	—%	—	—%	—	—	—	—
Goodwill impairment and other charges	—	—%	—	—%	—	—	—	—
Unrealized foreign exchange loss (gain)	—	—%	(5,499)	(1.0)%	—	0.0%	7,827	5.5%
(Proceeds from) provision
for litigation settlements	345	0.1%	57,920	11.0%	509	0.3%	1267	0.9%
Loss on store closings	993	0.2%	10,340	2.0%	4,938	3.2%	318	0.2%
Other expense (income), net	(626)	(0.2)%	(4,898)	(0.9)%	(258)	(0.2)%	160	0.1%

Income before income taxes	79,379	13.9%	8,201	1.6%	16,513	10.8%	13,297	9.4%
Income tax provision	36,015	6.3%	15,023	2.8%	5,226	3.4%	7,966	5.6%

Net (loss) income	43,364	7.6%	(6,822)	(1.3)%	11,287	7.4%	5,331	3.8%

Less: Net income attributable to non-controlling interests	—	—	—	—	—	—	58	0.0%

Net income (loss) attributable to Dollar Financial Corp.	$43,364	7.6%	$(6,822)	(1.3)%	$11,287	7.4%	$5,273	3.7%

Constant Currency Analysis

We maintain operations primarily in the United States, Canada and United Kingdom. Approximately 70% of our revenues are originated in currencies other than the U.S. Dollar, principally the Canadian Dollar and British Pound Sterling. As a result, changes in our reported revenues and profits include the impacts of changes in foreign currency exchange rates. As additional information to the reader, we provide “constant currency” assessments in the following discussion and analysis to facilitate the comparability of performance between periods and to quantify the impact of the fluctuation in foreign exchange rates. We also utilize constant currency results in our analysis of segment performance. Our constant currency assessment assumes foreign exchange rates in the current fiscal periods remained the same as in the prior fiscal year periods. For the three months ended September 30, 2009, the actual average exchange rates used to translate the operating results in Canada and the United Kingdom were $0.9114 and $1.6399, respectively. For our constant currency reporting for the same period, the average exchange rates used to translate the operating results in Canada and the United Kingdom were $0.9610 and $1.8911, respectively. For the year ended June 30, 2009, the actual average exchange rates used to translate the operating results in Canada and the United Kingdom were 0.8621 and 1.6109, respectively. For our constant currency reporting for comparing fiscal 2009 and fiscal 2008, the average exchange rates used to translate the operating results in Canada and the United Kingdom were 0.9908 and 2.0038, respectively. For the year ended June 30, 2008, the actual average exchange rates used to translate the operating results in Canada and the United Kingdom were 0.9908 and 2.0038, respectively. Note all conversion rates are based on the U.S. Dollar equivalent to one Canadian Dollar and one British Pound Sterling.

We believe that our constant currency assessments are a useful measure, indicating the actual growth and profitability of our operations. Earnings from our subsidiaries are not generally repatriated to the United States; therefore, we do not incur significant gains or losses on foreign currency transactions with our subsidiaries. As such, changes in foreign currency exchange rates primarily impact reported earnings and generally not our actual cash flow.

Three Months Ended September 30, 2009 compared to Three Months Ended September 30, 2008

Revenues  Total revenues for the three months ended September 30, 2009 decreased $11.3 million, or 7.4%, as compared to the three months ended September 30, 2008. The impact of foreign currency accounted for approximately $10.0 million of the decrease, offset in part by new store openings and acquisitions of approximately $9.4 million. On a constant currency basis and after eliminating the impact of new stores and acquisitions, total revenues decreased by $10.7 million.

Consolidated check cashing revenue decreased 22.1%, or $10.7 million, period-over-period. There was a decrease of $2.4 million related to foreign exchange rates and increases from new stores and acquisitions of $0.6 million. On a constant currency basis and after eliminating the impact of new stores and acquisitions, check cashing revenues were down $8.9 million or 18.4%, for the current three month period. Check cashing revenues from our U.S., Canadian and U. K. businesses declined 24.5%, 11.0%, and 18.7%, respectively (based on constant currency reporting), over the previous year’s period. On a consolidated constant currency basis, the face amount of the average check cashed decreased 2.5% to $508 for the first quarter of fiscal 2010 compared to $521 for the prior year period, while the average fee per check cashed increased by 3.2% to $19.79. Also, global check counts declined by 19.6% from 2.5 million in the first quarter of fiscal 2009 to 2.0 million for the same period in the current year fiscal year.

Consolidated fees from consumer lending were $79.0 million for the first quarter of fiscal 2010, representing a decrease of 3.1% or $2.5 million compared to the prior year period. The impact of foreign currency fluctuations accounted for a decrease of approximately $5.5 million that was offset by new stores and acquisitions of $7.4 million. The remaining decrease of $4.4 million was primarily due to decreases in our U.S. consumer lending business which decreased by 21.9%. This decline is a result of store closures and our credit granting processes which are developed to decrease our risk exposure to certain customer segments by reducing the amount we are willing to loan to these segments. This decrease is partially offset by an increase in U.K. consumer lending business of 31.9%, which is bolstered in part by growth in the U.K. pawn lending business. The Company’s newly acquired business in Poland also contributed approximately $1.2 million in consumer lending revenues during the current quarter.

Money transfer fees for the quarter decreased in reported amounts by $0.8 million, when adjusted for currency and excluding the impact from new stores and acquisitions, decreased by $0.5 million or 6.7% for the three months ended September 30, 2009 as compared to the year earlier period. On a constant currency basis and excluding the impact from new stores and acquisitions, other revenue increased by $3.1 million for the quarter, principally due to the success of the foreign exchange product, the debit card business, gold sales and other ancillary products.

Store and Regional Expense Analysis

	Three Months Ended September 30,
			(Percentage of
			Total Revenue)
	2008	2009	2008	2009
	($ in thousands)

Salaries and benefits	$40,803	$36,736	26.7%	25.9%
Provision for loan losses	15,251	11,696	10.0%	8.2%
Occupancy	11,324	10,847	7.4%	7.6%
Depreciation	3,592	3,374	2.3%	2.4%
Returned checks, net and cash shortages	6,135	2,264	4.0%	1.6%
Telephone and communications	2,079	1,838	1.4%	1.3%
Advertising	2,812	3,447	1.8%	2.4%
Bank Charges and armored carrier expenses	3,633	3,466	2.4%	2.4%
Other	13,637	12,244	8.8%	8.8%

Total store and regional expenses	$99,266	$85,912	64.8%	60.6%

Store and regional expenses were $85.9 million for the three months ended September 30, 2009 compared to $99.3 million for the three months ended September 30, 2008, a decrease of $13.4 million or 13.5%. The impact of foreign currency accounted for approximately $5.7 million of the decrease. On a constant currency basis, store expenses decreased by $7.6 million. For the current year quarter, total store and regional expenses decreased from 64.8% of total revenue to 60.6% of total revenue year over year. After adjusting for constant currency reporting, the percentage of total store and regional expenses as compared to total revenue remained relatively consistent at 64.4%.

In relation to our business units and on a constant currency basis, store and regional expenses decreased by $9.6 million and $4.3 million in the United States and Canada, respectively. The decreases in these two units are consistent with the closure of approximately 135 U.S. and Canadian stores during fiscal 2009. The adjusted store and regional expenses in the United Kingdom increased by approximately $5.3 million for the three months ended September 30, 2009 as compared to the prior year which is commensurate with the revenue growth in that country. Store and regional expenses in the Company’s business in Poland were approximately $1.0 million.

Corporate and Other Expense Analysis

	Three Months Ended September 30,
			(Percentage of
			Total Revenue)
	2008	2009	2008	2009
	($ in thousands)

Corporate expenses	$19,521	$20,351	12.8%	14.4%
Other depreciation and amortization	1,040	1,052	0.7%	0.7%
Interest expense, net	11,547	11,624	7.5%	8.2%
Unrealized foreign exchange loss	—	7,827	—%	5.5%
Provision for litigation settlements	509	1,267	0.3%	0.9%
Loss on store closings	4,938	318	3.2%	0.2%
Other (income) expense	(258)	160	(0.2)%	0.1%
Income tax provision	5,226	7,966	3.4%	5.6%

Corporate Expenses

Corporate expenses were $20.4 million for the three months ended September 30, 2009 and $19.5 million for the three months ended September 30, 2008. On a constant currency basis, corporate expenses increased by approximately $1.4 million, reflecting the previously announced increased investment in global management capabilities and infrastructure to support future global store and product expansion plans, as well as the continuing active acquisition strategy.

Other Depreciation and Amortization

Other depreciation and amortization expenses remained relatively unchanged and were approximately $1.0 million for the three months ended September 30, 2009 and 2008.

Provision for litigation settlements

Provision for litigation settlements was $1.3 million for the three months ended September 30, 2009 compared to $0.5 million for the same period in the prior year.

Loss on Store Closings

We incurred an additional $0.3 million charge in the three months ended September 30, 2009 related to the previously announced closure of 60 underperforming stores in the United States. The additional expenses recorded during the current three month period related to continuing occupancy costs and store closure related expenses, as well as the buy-out of certain terminated leases.

Unrealized Foreign Exchange Loss

Unrealized foreign exchange loss of $7.8 million for the three months ended September 30, 2009 is due to unrealized foreign exchange losses associated with the U.K. term loans and intercompany balances. With the early settlement of the cross-currency interest rate swaps in May 2009, all unrealized foreign exchange gains and losses related to the U.K. term loans will continue to be reflected in earnings.

Interest Expense

Interest expense, net was $11.6 million for the three months ended September 30, 2009 and remained relatively unchanged from $11.5 million for the prior year. As a result of the early termination of the U.K. cross-currency swaps, the U.K. debt’s interest rate is now variable and lower than in the prior year. The impact of this change is reduced interest expense of approximately $0.9 million. This reduction was offset by increased interest expense on the Company’s revolving credit facility, increased non-cash interest expense on the Company’s convertible debt and a reduction in the amount of interest income earned by the Company.

Income Tax Provision

The provision for income taxes was $8.0 million for the three months ended September 30, 2009 compared to a provision of $5.2 million for the three months ended September 30, 2008. Our effective tax rate was 59.9% for the three months ended September 30, 2009 and was 31.6% for the three months ended September 30, 2008. The effective tax rate for the three months ended September 30, 2008 was reduced as a result of the impact of a favorable settlement granted in a competent authority tax proceeding between the United States and Canadian tax authorities related to transfer pricing matters for years 2000 through 2003 combined with an adjustment to our reserve for uncertain tax benefits related to years for which a settlement has not yet been received. The impact to our three-months fiscal 2009 provision for income taxes related to these two items was a tax benefit of $3.5 million. Our effective tax rate differs from the federal statutory rate of 35% due to foreign taxes, permanent differences and a valuation allowance on U.S. and foreign deferred tax assets and the aforementioned changes our reserve for uncertain tax positions. Prior to the global debt restructuring in our fiscal year ended June 30, 2007, interest expense in the U.S. resulted in U.S. tax losses, thus generating deferred tax assets. At September 30, 2009, we maintained deferred tax assets of $118.0 million which is offset by a valuation allowance of $92.0 million of which $2.2 million was provided for in the period. The change for the period in our deferred tax assets and valuation allowances is presented in the table below and more fully described in the paragraphs that follow.

Change in Deferred Tax Assets and Valuation Allowances (in millions):

	Deferred	Valuation	Net Deferred
	Tax Asset	Allowance	Tax Asset

Balance at June 30, 2009	$116.9	$89.8	$27.1
U.S. increase/(decrease)	2.0	2.1	(0.1)
Foreign increase/(decrease)	(0.9)	0.1	(1.0)

Balance at September 30, 2009	$118.0	$92.0	$26.0

The $118.0 million in deferred tax assets consists of $45.1 million related to net operating losses and the reversal of temporary differences, $45.4 million related to foreign tax credits and $27.5 million in foreign deferred tax assets. At September 30, 2009, U.S. deferred tax assets related to net operating losses and the reversal of temporary differences were reduced by a valuation allowance of $45.1 million, which reflects an increase of $2.0 million during the period. The net operating loss carry forward at September 30, 2009 was $105.9 million. We believe that our ability to utilize net operating losses in a given year will be limited to $9.0 million under Section 382 of the Internal Revenue Code (the “Code”) because of changes of ownership resulting from the Company’s June 2006 follow-on equity offering. In addition, any future debt or equity transactions may reduce our net operating losses or further limit our ability to utilize the net operating losses under the Code. The deferred tax asset related to excess foreign tax credits is also fully offset by a valuation allowance of $45.4 million. Additionally, we maintain foreign deferred tax assets in the amount of $27.5 million.

Of this amount $1.4 million was recorded by our Canadian affiliate during fiscal 2008 related to a foreign currency loss sustained in connection with the hedge of its term loan. This deferred tax asset was offset by a full valuation allowance of $1.4 million since the foreign currency loss is capital in nature and at this time we have not identified any potential for capital gains against which to offset the loss.

As described in Note 1 to the Company’s Form 10-Q for the period ended September 30, 2009, the Company restated its historical financial statements in connection with the adoption of ASC 470-20 (formerly FSP APB 14-1). The adoption of this standard required the Company to establish an initial deferred tax liability related to its 2.875% senior convertible notes due 2027, which represents the tax effect of the book/tax basis difference created at adoption. The deferred tax liability will reverse as the senior convertible note discount accretes to zero over the expected life of the notes. The deferred tax liability associated with the senior convertible notes serves as a source of recovery of the Company’s deferred tax assets, and therefore the restatement also required the reduction of the previously recorded valuation allowance on the deferred tax asset. Because the Company historically has recorded and continues to record a valuation allowance on the tax benefits associated with its U.S. subsidiary losses, the reversal of the deferred tax liability associated with the senior convertible notes, which is recorded as a benefit in the deferred income tax provision, is offset by an increase in the valuation allowance. At September 30, 2009, the deferred tax liability associated with the senior convertible notes was $12.7 million.

At June 30, 2009, we had unrecognized tax benefit reserves related to uncertain tax positions of $7.8 million which, if recognized, would decrease the effective tax rate. At September 30, 2009, we had $8.7 million of unrecognized tax benefits primarily related to transfer pricing matters, which if recognized, would decrease its effective tax rate.

The tax years ending June 30, 2005 through 2009 remain open to examination by the taxing authorities in the United States, United Kingdom and Canada.

We recognize interest and penalties related to uncertain tax positions in income tax expense. As of September 30, 2009, we had approximately $0.6 million of accrued interest related to uncertain tax positions which represents a minimal increase during the three months ended September 30, 2009. The provision for unrecognized tax benefits including accrued interest is included in income taxes payable.

Fiscal 2009 Compared to Fiscal 2008

Revenues  Total revenues for the year ended June 30, 2009 decreased $44.3 million, or 7.7% as compared to the year ended June 30, 2008. The impact of foreign currency accounted for a decrease of approximately $67.2 million which was offset by new store openings and acquisitions of approximately $36.3 million. On a constant currency basis and after eliminating the impact of new stores and acquisitions, total revenues decreased by $13.4 million or 2.3%.

Relative to our products, consolidated check cashing revenue decreased $32.0 million or 16.3% for the year ended June 30, 2009 compared to the same period in the prior year. There was a decrease of $19.0 million related to foreign exchange rates and increases from new stores and acquisitions of $10.5 million. The remaining check cashing revenues were down $23.5 million or 11.9% for the current year. Eliminating the impacts of foreign exchange rates and new stores and acquisitions, check cashing revenues from our U.S. business segment decreased 14.1%, while the Canadian business declined 6.9% over the previous year’s period. Similarly, check cashing fees in the United Kingdom decreased 17.0% over the prior year’s period. On a consolidated constant currency basis, the face amount of the average check cashed increased 0.5% to $534 for the year ended June 30, 2009 compared to $531 for the prior year period while the average fee per check cashed remained consistent at approximately $19.85. During fiscal 2009, global check counts declined by approximately 6.6%.

Consolidated fees from consumer lending were $275.3 million for the year ended June 30, 2009 compared to $292.5 million for the year earlier period which is a decrease of $17.2 million or 5.9%. The impact of foreign currency fluctuations accounted for a decrease of approximately $35.3 million that was partially offset by new stores and acquisitions of $17.4 million. The remaining increase of $0.7 million was primarily provided by our operations in the United Kingdom which increased by 33.3% offset in part by both the

U.S. and Canadian consumer lending businesses, which decreased by 12.4% and 7.6%, respectively. The increase in the United Kingdom is in part related to the strong growth in that country’s pawn lending business.

For the year ended June 30, 2009, money transfer fees decreased in reported amounts by $0.7 million, when adjusted for currency and excluding the impact from new stores and acquisitions, increased by $1.1 million or 4.1% for the year ended June 30, 2009 as compared to the year earlier period. On a constant currency basis and excluding the impact from new stores and acquisitions, other revenue, increased by $8.3 million, or 15.0% in the current fiscal year, principally due to the success of the foreign exchange product, the debit card business, gold sales and other ancillary products.

Store and Regional Expenses Analysis

	Year Ended June 30,
			(Percentage of
			Total Revenue)
	2008	2009	2008	2009
	($ in thousands)

Salaries and benefits	$159,363	$145,716	27.9%	27.6%
Provision for loan losses	58,458	52,136	10.2%	9.9%
Occupancy	43,018	41,812	7.5%	7.9%
Depreciation	13,663	13,075	2.4%	2.5%
Returned checks, net and cash shortages	20,360	16,021	3.6%	3.0%
Telephone and communications	7,185	7,504	1.3%	1.5%
Advertising	9,398	8,359	1.6%	1.6%
Bank Charges and armored carrier expenses	13,494	13,357	2.3%	2.5%
Other	48,015	48,069	8.4%	9.1%

Total store and regional expenses	$372,954	$346,049	65.2%	65.6%

Store and regional expenses were $346.0 million for the year ended June 30, 2009 compared to $373.0 million for the year ended June 30, 2008, a decrease of $26.9 million or 7.2%. The impact of foreign currency accounted for a decrease of approximately $38.7 million which was partially offset by the impact associated with the two acquisitions during the first half of fiscal 2008 of approximately $16.1 million. On a constant currency basis and after eliminating the impact of new stores and acquisitions, store and regional expenses decreased by $4.3 million. For the current year cumulative period, total store and regional expenses increased to 65.6% of total revenue compared to 65.2% of total revenue for the year earlier period. After adjusting for constant currency reporting and eliminating the impact of new stores and acquisitions, the percentage of total store and regional expenses as compared to total revenue increased from the reported amount of 65.6% to 66.0% for fiscal 2009.

Relative to our business units, after excluding the impacts of foreign currency and acquisitions, U.S. store and regional expenses decreased by $20.5 million and Canada’s expenses remained relatively flat. The results in the United States and Canada are consistent with the closure of approximately 70 U.S. and Canadian stores that was announced earlier in the current fiscal year. In addition, there were an additional 60 U.S. stores that were closed during June 2009. The adjusted store and regional expenses in the United Kingdom were up approximately $16.0 million for the year ended June 30, 2009 as compared to the prior year. The U.K. increase was primarily attributable to the categories of salary and benefits, occupancy, loan loss provision, depreciation and advertising which are all commensurate with growth in that country.

Corporate and Other Expense Analysis

	Year Ended June 30,
			(Percentage of
			Total Revenue)
	2008	2009	2008	2009
	($ in thousands)

Corporate expenses	$70,859	$68,217	12.4%	12.9%
Other depreciation and amortization	3,902	3,827	0.7%	0.7%
Interest expense, net	44,378	43,697	7.8%	8.3%
Unrealized foreign exchange gain	—	(5,499)	—%	(1.0)%
Provision for litigation settlements	345	57,920	0.1%	11.0%
Loss on store closings	993	10,340	0.2%	2.0%
Other (income) expense	(626)	(4,898)	(0.2)%	(0.9)%
Income tax provision	36,015	15,023	6.3%	2.8%

Corporate Expenses  Corporate expenses were $68.2 million for fiscal 2009 compared to $70.9 million for fiscal 2008, a decrease of $2.7 million or 3.8%. On a constant currency basis, corporate expenses increased by approximately $2.7 million. The increase is primarily due to increased regulatory and lobbying costs, increased investment in global management capabilities, additional investment in infrastructure to support our global de novo store growth, acquisitions strategy and management and integration of recent acquisitions.

Other Depreciation and Amortization  Other depreciation and amortization expenses remained relatively unchanged and were $3.8 million for fiscal 2009 and $3.9 million for fiscal 2008.

Provision for (Proceeds from) Legal Settlements  Provisions for legal settlement were $57.9 million for the current fiscal year compared to $0.3 million in the year earlier period. The increase was almost solely driven as a result of a fourth quarter charge of $57.4 million by our Canadian subsidiary, Money Mart, on account of the pending Ontario class action settlement and for the potential settlement of certain of the similar class action proceedings pending in other Canadian provinces.

Loss on Store Closings  The Company recognized loss on store closing expense of $10.3 million for the year ended June 30, 2009 as compared to the year earlier period amount of $1.0 million. Of the current year amount, $7.2 million was recognized in the United States, $3.0 million in Canada and $0.2 million in the United Kingdom. These expenses were related to the Company’s efforts to eliminate under-performing locations as well as eliminating locations in states with uncertain or less favorable regulation or are located in areas/states where the Company has only a few locations resulting in an inefficient and more costly infrastructure.

Unrealized Foreign Exchange Gain  In May 2009, we executed an early settlement of its U.K. cross currency interest rate swaps that had been in place since December, 2006. These cross currency interest rate swaps had the impact of synthetically converting the foreign denominated debt into the local currency of the United Kingdom at a fixed rate of interest. As a result of that early settlement, the foreign currency impacts associated with the bank debt outstanding in both U.S. Dollars and Euros on the U.K.’s balance sheet is now recorded through our income statement — resulting in gain of $5.5 million for the year ended June 30, 2009.

Interest Expense  Interest expense was $43.7 million for the year ended June 30, 2009 compared to $44.4 million for the preceding year. On June 27, 2007, we issued $200.0 million aggregate principal amount of the Convertible Notes in a private offering for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The proceeds from the Convertible Notes were initially invested until approximately $131.4 million was utilized during fiscal 2008 for the American Payday Loans and The Check Cashing Store acquisitions. For the year ended June 30, 2009, there was an increase in net interest expense of approximately $3.0 million resulting from a decrease of interest income related to the lower amount of short-term invested cash due to the aforementioned fiscal 2008 acquisitions, as compared to the prior year. This was offset by a decrease of approximately $4.5 million in interest expense resulting primarily from the impact of foreign currency translation of interest expense in our Canadian and U.K. operations. With the early settlement of the U.K.’s cross-currency interest rate swaps that were executed during the fourth quarter of this fiscal year, the interest rate for our U.K. debt will now be recorded at the variable interest rates provided for in the credit agreement.

Income Tax Provision The provision for income taxes was $15.0 million for fiscal 2009 compared to a provision of $36.0 million for fiscal 2008. Our effective tax rate for fiscal 2009 is 183.2% which is a combination of an effective rate of 106.4% on continuing operations and other one-time charges reduced by the impact of a favorable settlement granted in a competent authority tax proceeding between the United States and Canadian tax authorities related to transfers pricing matters for years 2000 through 2003, the import of the convertible debt discount and an adjustment to our reserve for uncertain tax benefits related to years for which a settlement has not yet been received. The impact to our fiscal 2009 provision for income taxes related to these two items was $2.9 million. Our effective tax rate differs from the statutory rate of 35% due to foreign taxes, permanent differences and a valuation allowance on U.S. and foreign deferred tax assets and the aforementioned changes to our reserve for uncertain tax positions. The principal reason for the significant difference in the effective tax rate between periods was the $57.4 million charge to earnings in connection with the pending Ontario settlement and for the potential settlement of certain of the similar class action proceedings pending in other Canadian provinces. This charge caused a significant reduction in pre-tax income resulting in a material difference in the effective tax rate on continuing operations for fiscal 2009. Without the provision for legal settlements, the impact of the convertible debt discount and Competent Authority settlement the effective tax rate for fiscal 2009 would have been 48.6%

The Company believes that its ability to utilize pre-2007 net operating losses in a given year will be limited to $9.0 million under Section 382 of the Internal Revenue Code, which we refer to as the Code, because of changes of ownership resulting from our June 2006 follow-on equity offering. In addition, any future debt or equity transactions may reduce our net operating losses or further limit our ability to utilize the net operating losses under the Code. The deferred tax asset related to excess foreign tax credits is also fully offset by a valuation allowance of $45.6 million. Additionally, we maintain foreign deferred tax assets in the amount of $28.4 million. Of this amount $1.3 million was recorded by our Canadian affiliate during fiscal 2007 related to a foreign currency loss sustained in connection with the hedge of its term loan. This deferred tax asset was offset by a full valuation allowance of $1.3 million since the foreign currency loss is capital in nature and at this time we have not identified any potential for capital gains against which to offset the loss.

We adopted the provisions of FIN 48 on July 1, 2007. The implementation of FIN 48 did not result in any adjustment in our liability for unrecognized income tax benefits. At June 30, 2009 we had $7.8 million of unrecognized tax benefits, primarily related to transfer pricing matters, which if recognized, would affect our effective tax rate. The reduction from the June 30, 2008 balance of $9.9 million was principally caused by the impact of the favorable competent authority ruling received from the Canadian taxing authorities during the current fiscal year.

The tax years ending June 30, 2005 through 2008 remain open to examination by the taxing authorities in the United States, United Kingdom and Canada.

We recognize interest and penalties related to uncertain tax positions in income tax expense. As of June 30, 2009, we had approximately $0.5 million of accrued interest related to uncertain tax positions which remained materially unchanged from the prior year. The provision for unrecognized tax benefits, including accrued interest, is included in income taxes payable.

Discussion and analysis for each geographic segment

Three Months Ended September 30, 2009 compared to Three Months Ended September 30, 2008

Following is a discussion and analysis of the operating results of each of our reportable segments:

The following table presents each reportable segment’s revenue and store and regional margin results:

	Three Months Ended September 30,
			Percent/
			Margin
	2008	2009	Change
	($ in thousands)

Revenue:
United States(1)	$42,230	$34,195	(19.0)%
Store and regional margin	10.1%	14.2%	4.1	pts.
Canada	70,313	64,122	(8.8)%
Store and regional margin	47.1%	51.2%	4.1	pts.
United Kingdom	40,533	43,491	7.3%
Store and regional margin	40.6%	41.8%	1.2	pts.

Total Revenue	$153,076	$141,808	(7.4)%

Store and regional margin	$53,810	$55,896	3.9%

Store and regional margin percent	35.2%	39.4%	4.2	pts.

(1)	For the three months ended September 30, 2009 the results of Poland are included with the United States results.

The following table presents each reportable segment’s revenue as a percentage of total segment revenue and each reportable segment’s pre-tax income as a percentage of total segment pre-tax income:

	Three Months Ended September 30,
			Pre-Tax
	Revenue		Income/(Loss)
	2008	2009	2008	2009

United States(1)	27.6%	24.1%	(66.4)%	(56.4)%
Canada	45.9%	45.2%	112.9%	137.3%
United Kingdom	26.5%	30.7%	53.5%	19.1%

Total	100.0%	100.0%	100.0%	100.0%

(1)	For the three months ended September 30, 2009 the results of Poland are included with the United States results.

United States

Total U.S. revenues were $33.0 million (excluding Poland) for the three months ended September 30, 2009 compared to $42.2 million for the three months ended September 30, 2008, a decrease of 21.8%. This decline is primarily related to decreases of $3.5 million and $4.9 million in check cashing and consumer lending revenue, respectively. The decrease in check cashing revenue is related to the recession and other factors which resulted in decreases in both the number of checks as well as the face amount of checks that were presented in the United States. The number of checks decreased year over year by approximately 257 thousand and with a corresponding decrease in face value of approximately $122.0 million. The face amount of the average check has decreased by 3.3% and the average fee has decreased from $12.75 to $12.47.

Increasing unemployment through all sectors of the U.S. economy in the current period negatively impacted consumer lending volumes. As a result of current economic conditions, we are seeking to take a more cautious approach to lending in all of our segments, including the United States. Lastly, the closure of underperforming stores during the fourth quarter of the prior fiscal year has also contributed to lower year-over-year lending volumes. U.S. funded loan originations decreased 18.4% or $30.6 million in the current year’s period as compared to the year earlier period. Included with the U.S. results, is approximately $1.2 million of revenues related to the Company’s newly acquired operations in Poland.

Store and regional expenses in the United States decreased by $9.6 million, or 25.4%, from the first quarter of fiscal year 2009 as compared to the current period. The significant decrease is consistent with the closure of 114 underperforming stores in fiscal 2009. We continue to closely monitor and control expenses. Further, the U.S. provision for loan losses as a percentage of loan revenues decreased by 9.8 pts from 30.6% for the three months ended September 30, 2008 as compared to 20.8% for the current three month period due to improved collections and a tightening of our lending criteria.

Store and regional margins in the United States (excluding Poland’s results) increased to 14.4% for the three months ended September 30, 2009 compared to 10.1% for the same period in the prior year. The U.S. store and regional margins are significantly lower than the other segments. The primary drivers for this disparity are greater competition in the United States, which effects revenue per store, higher U.S. salary costs, somewhat higher occupancy costs and marginally higher loan loss provisions. Management is addressing the lower U.S. margins which is evidenced by the closure of 114 underperforming stores during fiscal 2009. It is anticipated that the closure of those mostly underperforming stores will be accretive to earnings, which is supported by the strong growth in U.S. store and regional margins during the quarter ended September 30, 2009 as compared to the year earlier period.

The U.S. pre-tax loss was $7.5 million for the three months ended September 30, 2009 compared to a pre-tax loss of $11.0 million for the same period in the prior year. Additional expenses associated with increased corporate expenses of approximately $1.5 million and increased provisions for legal settlement expenses of $0.8 million were offset by decreases in U.S. intercompany interest expense of $1.8 million, reduction in store closure expenses of $2.5 million and increases in intercompany transfer pricing revenues of $1.3 million.

Canada

Total Canadian revenues were $64.1 million for the three months ended September 30, 2009, a decrease of 8.8%, or $6.2 million as compared to the year earlier period. The impact of foreign currency rates accounted for $3.4 million of this decrease. On a constant dollar basis, the decrease in current year revenues was primarily a result of a $2.3 million decrease in check cashing revenue. On a constant dollar basis, check cashing revenues in Canada were impacted by the recession, resulting in decreases in the number of checks and the total value of checks cashed — down by 16.2% and 16.6%, respectively. The average face amount per check decreased by 0.6%, while the average fee per check increased by 6.2% for the three months ended September 30, 2009 as compared to the three months ended September 30, 2008.

Store and regional expenses in Canada decreased $5.9 million or 15.9% from $37.2 million in the first quarter of fiscal 2009 to $31.3 million in the current year’s fiscal period. Of this decrease approximately $1.7 million related to the impacts of changes in foreign currency rates. The remaining decrease of approximately $4.2 million is primarily related to the decrease in salaries and benefits, provision for loan losses and returned checks. On a constant currency basis, provision for loan losses, as a percentage of loan revenues, has decreased by 5.0 pts from 15.8% to 10.8%. Overall, Canada’s store and regional margin percentage has increased from 47.1% to 51.2%. The solid improvement in this area is the result of the Company’s efforts to reduce costs and promote efficiencies.

The Canadian pre-tax income was $18.3 million for the three months ended September 30, 2009 compared to pre-tax income of $18.7 million for the same period in the prior year. On a constant dollar basis, Canada’s pre-tax income was up by approximately $0.5 million. In addition to increased store and regional operating margins of $1.5 million, pre-tax income was negatively impacted by decreases in intercompany interest income and intercompany transfer pricing expenses of $3.6 million offset by reduced corporate expenses and store closure expenses of approximately $2.7 million.

United Kingdom

Total U.K. revenues were $43.5 million for the three months ended September 30, 2009 compared to $40.5 million for the year earlier period, an increase of $3.0 million or 7.3%. The increase was offset by a decrease of approximately $6.6 million related to the impact of changes in foreign currency rates. On a constant dollar basis and excluding the impact of acquisitions, U.K. year-over-year revenues have increased by $1.5 million, or 3.7%. Both consumer lending and other revenues (pawn broking, gold scrap sales, foreign exchange products and debit cards) were up by $0.8 million and $3.9 million, respectively. As in the other two business sectors, U.K. check cashing revenues (also on a constant dollar basis and excluding acquisitions/new stores) was impacted by the recession and decreased by approximately $3.1 million, or 22.8%. Rising unemployment and the shrinking construction industry in the London area, principally due to the slowing housing market, were the primary drivers of the decreased check cashing fees in the United Kingdom.

U.K. store and regional expenses increased by $1.2 million, or 5.0% from $24.1 million for the three months ended September 30, 2008 as compared to $25.3 million for the current three month period. On a constant currency basis U.K. store and regional expenses increased by $5.3 million or 22.0%. The increase is consistent with an operation that is in a growth mode. There was an increase of 3.9 pts relating to the provision for loan losses as a percentage of loan revenues. On a constant currency basis, the rate for the three months ended September 30, 2008 was 11.1% while for the current three month period, the rate increased to 15.0%. On a constant currency basis, U.K. store and regional margin percentage has improved from 40.6% for the year earlier quarter to 41.3% for the current three month period ended September 30, 2009 due to the strong revenue growth offset in part with a marginal increase in costs.

The U.K. pre-tax income was $2.5 million for the three months ended September 30, 2009 compared to $8.8 million for the same period in the prior year or a decrease of $6.3 million. On a constant currency basis the decrease year-over-year was $5.8 million. This decrease is primarily related to the unrealized foreign exchange losses related to the U.K. term loans of $9.0 million, increased corporate expenses and intercompany transfer pricing expenses of approximately $1.2 million, partially offset by the aforementioned increase of $4.3 million in store and regional margin.

Fiscal 2009 Compared to Fiscal 2008

The following table presents each reportable segment’s revenue and store and regional margin results:

			Percent/
	Year Ended June 30		Margin
	2008	2009	Change
	($ in thousands)

Revenue:
United States	$153,731	$154,858	0.7%
Store and regional margin	10.1%	13.7%	3.6	pts.
Canada	279,491	236,267	(15.5)%
Store and regional margin	45.9%	44.1%	(1.8	) pts.
United Kingdom	138,962	136,728	(1.6)%
Store and regional margin	39.9%	41.2%	1.3	pts.

Total Revenue	$572,184	$527,853	(7.7)%

Store and regional margin	$199,230	$181,804	(8.7)%

Store and regional margin percent	34.8%	34.4%	(0.4	) pts.

The following table represents each reportable segment’s revenue as a percentage of total segment revenue and each reportable segment’s pre-tax income as a percentage of total segment pre-tax income:

	Revenue		Pre-Tax Income
	Year Ended June 30		Year Ended June 30
	2008	2009	2008	2009

United States	26.9%	29.3%	(15.1)%	(55.3	)%(1)
Canada	48.8%	44.8%	86.6%	104.3	%(2)
United Kingdom	24.3%	25.9%	28.5%	51.0	%(3)

(1)	Excludes $0.4 million related to litigation settlements.

(2)	Excludes $57.4 million related to litigation settlements.

(3)	Excludes $5.5 million unrealized foreign exchange gain on term loan.

United States

Total U.S. revenues were $154.9 million for the year ended June 30, 2009 compared to $153.7 million for the year ended June 30, 2008, an increase of 0.7%. Excluding the impacts of acquisitions and new store activity, U.S. revenues decreased by $20.0 million. This decline is primarily related to decreases of $8.1 million and $9.9 million in check cashing and consumer lending revenue, respectively. Excluding acquisition-related impacts, the face value of checks cashed and the number of checks cashed is down 17.3% and 21.9%, respectively. In addition to a general decrease in our U.S. check cashing business, the closure of 54 stores in the first quarter of the current fiscal year also negatively impacted U.S. check cashing revenues on a year over year basis. However, as a result of the closure of these unprofitable stores, we increased our overall U.S. margins. Check cashing revenues as reported are also lower as a result of lower average fees per check associated with the CCS operations acquired during December of 2007.

Increasing unemployment through all sectors of the U.S. economy in the current period negatively impacted consumer lending volumes. As a result of current economic conditions, we are seeking to take a more cautious approach to lending in all of our segments, including the United States. Lastly, the closure of underperforming stores during the first quarter of the current fiscal year has also contributed to lower year-over-year lending volumes. Excluding the impacts of acquisitions, U.S. funded loan originations decreased 14.8% or $51.5 million in the current year’s period as compared to the year earlier period.

Store and regional expenses in the United States decreased by $4.5 million, or 3.2%, from fiscal year 2008 as compared to the cumulative current period. Excluding the impacts of acquisitions, U.S. store and regional expenses decreased by approximately $20.6 million. The decrease is due primarily to the closure of 54 underperforming stores and the Company’s efforts in the area of expense control. We continue to closely monitor and control expenses. Further, the U.S. provision for loan losses as a percentage of loan revenues decreased by 5.0 pts from 31.2% for the year ended June 30, 2008 as compared to 26.2% for the current fiscal year due to improved collections and a tightening of our lending criteria.

Store and regional margins in the United States increased to 13.7% for the year ended June 30, 2009 compared to 10.1% for the prior fiscal year. The U.S. store and regional margins are significantly lower than the other segments. The primary drivers for this disparity are higher U.S. salary costs, somewhat higher occupancy costs and higher loan loss provisions. Management is addressing the lower U.S. margins, which is evident with the closure of 54 underperforming stores earlier in the fiscal year as well as the closure of approximately 60 U.S. stores in the fourth quarter of the current fiscal year. It is anticipated that the closure of these mostly underperforming stores will be accretive to earnings.

The U.S. pre-tax loss was $34.0 million for the year ended June 30, 2009 compared to a pre-tax loss of $12.0 million for the same period in the prior year. The $22.0 million decline for the current year period can be attributed to $6.3 million in additional costs related to the closure of approximately 114 underperforming stores during the current fiscal year. In addition, U.S. net interest expense increased by $5.4 million for the year ended June 30, 2009 compared to the same period in the prior year. This increase is attributable to lower interest income of $2.1 million as a result of cash used for the fiscal 2008 acquisitions, $1.7 million related to intercompany debt interest, $0.9 million in increased interest related to the revolving credit facility and $0.8 million in non-cash interest related to the Convertible Notes. The balance of the decline can be attributed to a prior year transfer pricing adjustment, offset in part by higher store and regional margins in fiscal 2009 as a result of the fiscal 2008 acquisitions.

Canada

Total Canadian revenues were $236.3 million for the year ended June 30, 2009, a decrease of 15.5% or $43.2 million as compared to the year earlier period. The impact of foreign currency rates accounted for $34.4 million of this decrease offset by $5.5 million of acquisitions and new stores. In constant dollars and excluding the impacts of acquisitions and new stores, the net decrease of Canadian revenues from fiscal year 2008 compared to the current fiscal year is $14.3 million. Constant dollar decreases of $5.6 million in check cashing revenues and $11.3 million in consumer lending revenues were offset by increases of $0.8 million in money transfer fees and $1.8 million in other revenues. On a constant dollar basis, check cashing revenues in Canada were impacted by decreases in the number of checks and the face value of checks — down by 11.6% and 8.1%, respectively. The average face amount per check increased by 3.9%, while the average fee per check increased by 7.2% for the year ended June 30, 2009 as compared to the year ended June 30, 2008.

The decrease in Canadian consumer lending revenue is consistent with some of the same factors that were mentioned in relation to the U.S. business, regarding the effects of the global recession on the Canadian economy and employment. In addition, our Canadian subsidiary has diminished the scale and tone of its Canadian marketing and advertising campaigns, as many of the Canadian provinces are actively engaged in formulating and/or instituting their respective consumer lending regulations and rate structures. Accordingly, as expected, new customer growth in Canada has softened. On a constant currency basis, company funded loan originations in Canada decreased $64.5 million or 6.8% in the current fiscal year as compared to the fiscal year 2008.

Store and regional expenses in Canada decreased $19.3 million or 12.8% from $151.3 million for the year ended June 30, 2008 to $132.0 million in the current fiscal year. The entire decrease is related to the impacts of changes in foreign currency rates. On a constant currency basis, provision for loan losses, as a percentage of loan revenues, has increased by 0.8 pts from 18.4% to 19.2%. Overall Canada’s store and regional margin percentage has decreased from 45.9% to 44.0%. The decrease in store margin percentage is primarily due to lower revenues offset in part by lower expenses through continued focus on our cost controls.

The Canadian pre-tax income was $0.8 million for the year ended June 30, 2009 compared to pre-tax income of $68.7 million for the same period in the prior year or a $67.9 million decline year-over-year. On a constant currency basis, pre-tax income decreased $66.3 million. The primary reason for the large decrease in pre-tax income was the $57.4 million of expense related to the pending Ontario class action settlement and for the potential settlement of certain of the similar class action proceedings pending in the other Canadian provinces. Other factors impacting the Canadian pre-tax income were lower store and regional operating margins and expenses related to the closure of approximately 20 under-performing locations. These additional expenses were offset by lower corporate-related expenses, lower net interest expense and the benefit from an exercise of its in-the-money puts which are designated as cash flow hedges as well as gains from the revaluation of foreign currencies related to its foreign exchange product. The balance of the increase relates to a transfer pricing adjustment in the prior year.

United Kingdom

Total U.K. revenues were $136.7 million for the year ended June 30, 2009 compared to $139.0 million for the year earlier period, a decrease of $2.2 million. The current year results were impacted by foreign currency decreases of $32.8 million offset by acquisitions and new stores of $9.7 million. In constant dollars and excluding the impact of acquisitions and new stores, U.K.’s revenues increased by $20.9 million or 15.0%. U.K.’s revenues exhibited growth in consumer lending and other revenues (pawn broking, gold scrap sales and foreign exchange products). As in the other two business sectors, U.K. check cashing revenues — on a constant currency basis and excluding acquisitions and new stores — decreased by approximately $9.8 million, or 17.0%. The U.K. recession and rising unemployment and the shrinking construction industry in the London area, principally due to the slowing housing market, were the primary drivers of the decreased check cashing fees in the United Kingdom.

The U.K. business showed strong growth in both consumer lending and other revenues. On a constant dollar basis and excluding the impacts of acquisitions and new stores, consumer lending revenues increased by $21.8 million or 33.3% and other revenues increased by $8.0 million or 74.9%. The increase in other revenues is principally due to the success of the foreign exchange product, the debit card business, gold sales and other ancillary products. On a constant currency basis, U.K. loan originations for the current quarter increased by $122.5 million or 33.9%. Consumer lending in the U.K. continues to benefit from a growing market of its loan products, in addition to strong growth in the pawn business, which primarily consists of loans on collateralized gold jewelry.

Store and regional expenses in the U.K. decreased by $3.1 million, or 3.7% from $83.5 million for the year ended June 30, 2008 as compared to $80.3 million for the current fiscal year. Excluding the impacts of changes in foreign currency rates, U.K. store and regional expenses increased by $16.0 million. The primary factors in the increased expenses were in the areas of salary/benefits, occupancy and depreciation — all areas that are consistent with an operation that is in a growth mode and has added approximately 25 new stores through either acquisition or de novo store builds. There was an increase of 1.0 pt relating to the provision for loan losses as a percentage of loan revenues. On a constant currency basis, the rate for the year ended June 30, 2008 was 9.9% while for the current fiscal year, the rate has increased to 10.9%. On a constant currency basis, U.K. store and regional margin percentage has improved from 39.9% for the year earlier period to 41.3% for the current year ended June 30, 2009 due to the strong revenue growth offset in part with a marginal increase in costs.

The U.K. pre-tax income was $36.4 million for the year ended June 30, 2009 compared to $22.7 million for the same period in the prior year or an increase of $13.7 million. On a constant currency basis the increase year-over-year was $22.8 million. In addition to the aforementioned increase in store and regional margins, the U.K. benefited from the exercise of its in-the-money put options which are designated as cash flow hedges. Furthermore, the unrealized gain of its term loans which are not denominated in GBP and the revaluation of foreign currencies held in U.K. stores for its foreign currency exchange product contributed to the balance of the increase.

Liquidity and Capital Resources

Our principal sources of cash have been from operations, borrowings under our credit facilities and the issuance of our common stock, senior convertible notes and debt securities. The proceeds of the notes will be an additional source of cash. We anticipate that our primary uses of cash will be to provide working capital, finance capital expenditures, meet debt service requirements, fund company originated consumer loans, finance store expansion, finance acquisitions and finance the expansion of our products and services.

On a constant currency basis, cash and cash equivalent balances and the revolving credit facilities balances fluctuate significantly as a result of seasonal, intra-month and day-to-day requirements for funding check cashing and other operating activities. For the three months ended September 30, 2009, cash and cash equivalents decreased $17.1 million which is net of a $11.9 million decline as a result of the effect of exchange rate changes on foreign cash and cash equivalents. However, as these foreign cash accounts are maintained in Canada and the U.K. in local currency, there is no near term diminution in value from changes in currency exchange rates, and as a result, the cash balances are still fully available to fund the daily operations of the U.K. and Canadian business units.

Net cash provided by operating activities was $18.8 million for the three months ended September 30, 2009 compared to $4.4 million for the three months ended September 30, 2008. The increase in net cash provided from operating activities was primarily a result of the impact of foreign exchange rates on translated net income, timing differences in payments to third-party vendors and a reduction in loans receivable.

Net cash used in investing activities was $5.5 million for the three months ended September 30, 2009 compared to $5.2 million for the three months ended September 30, 2008. Our investing activities primarily related to purchases of property and equipment for our stores and investments in technology. The actual amount of capital expenditures each year will depend in part upon the number of new stores opened or acquired and the number of stores remodeled. Our capital expenditures, excluding acquisitions, are currently anticipated to aggregate approximately $21.2 million during our fiscal year ending June 30, 2010.

Net cash used in financing activities was $8.1 million for the three months ended September 30, 2009 compared to net cash provided by financing activities of $7.3 million for the three months ended September 30, 2008. The cash used in financing activities during the three months ended September 30, 2009 was primarily a result of debt payments of $8.0 million. The cash provided by financing activities during the three months ended September 30, 2008 was primarily a result of a net drawdown on our revolving credit facilities and the proceeds from the exercise of stock options offset in part by the repurchase of our common stock.

Credit Facilities.  On October 30, 2006, we entered into our present Credit Agreement. The Credit Agreement is comprised of the following: (i) a senior secured revolving credit facility in an aggregate amount of $75.0 million, which we refer to as the U.S. Revolving Facility, with DFG as the borrower; (ii) a senior secured term loan facility with an aggregate amount of $295.0 million, which we refer to as the Canadian Term Facility, with National Money Mart Company, a wholly owned Canadian indirect subsidiary of DFG, as the borrower; (iii) a senior secured term loan facility with Dollar Financial U.K. Limited, a wholly-owned U.K. indirect subsidiary of DFG, as the borrower, in an aggregate amount of $80.0 million (consisting of a $40.0 million tranche of term loans and another tranche of term loans equivalent to $40.0 million denominated in Euros), which we refer to as the UK Term Facility, and (iv) a senior secured revolving credit facility in an aggregate amount of $25.0 million, which we refer to as the Canadian Revolving Facility, with National Money Mart Company as the borrower.

In April 2007, we entered into an amendment of the Credit Agreement to, among other things, change the currency of the Canadian Revolving Facility to Canadian dollars (C$28.5 million), make corresponding modifications to the interest rates applicable and permit secured debt in the United Kingdom not to exceed GBP 5.0 million. On June 20, 2007, we entered into a second amendment of the Credit Agreement to, among other things, permit the issuance of up to $200 million of unsecured senior convertible debt, make changes to financial covenants and other covenants in connection with the issuance of such debt and to increase the amount of acquisitions permitted under the Credit Agreement.

In November 2009, we received the consent of our lenders to amend the terms of the Credit Agreement. When this amendment becomes effective, among other things, it will extend the maturity date of a portion of our revolving facilities and a portion of our term facilities to December 31, 2014, increase the interest rate and fees payable under the Credit Agreement and provide us with additional flexibility under the Credit Agreement. As a condition to the amendment becoming effective, the Company must prepay $100.0 million of the term loans under the credit facility. In addition, the extension of certain maturity dates contemplated by the amendment of the Credit Agreement will not become effective unless prior to October 30, 2012, the aggregate principal amount of Parent’s outstanding 2.875% senior convertible notes due 2027 has been reduced to an amount less than or equal to $50.0 million by means of (i) the repurchase or redemption thereof by Parent, (ii) defeasance thereof by Parent in accordance with the terms thereof or (iii) the exchange or conversion thereof into unsecured notes of Parent or any of its direct or indirect subsidiaries having no mandatory repayment prior to April 1, 2015, or into common stock of Parent.

The Credit Agreement contains certain financial and other restrictive covenants, which among other things, require us to achieve certain financial ratios, limit capital expenditures, restrict payment of the dividends and obtain certain approvals if we want to increase borrowings. As of September 30, 2009, we are in compliance with all covenants.

Revolving Credit Facilities.  We have three revolving credit facilities: the U.S. Revolving Facility, the Canadian Revolving Facility and the United Kingdom Overdraft Facility.

United States Revolving Credit Facility.  DFG is the borrower under the U.S. Revolving Facility which has an interest rate of LIBOR plus 300 basis points, subject to reductions as we reduce our leverage. The facility terminates on October 30, 2011 prior to giving effect to the amendment and extension of the Credit Agreement. The facility may be subject to mandatory reduction and the revolving loans subject to mandatory prepayment (after prepayment of the term loans under the Credit Agreement), principally in an amount equal to 50% of excess cash flow (as defined in the Credit Agreement). DFG’s borrowing capacity under the U.S. Revolving Facility is limited to the lesser of the total commitment of $75.0 million or 85% of certain domestic liquid assets plus $30.0 million. Under this revolving facility, up to $30.0 million may be used in connection with letters of credit. At September 30, 2009, the borrowing capacity was $75.0 million. At September 30, 2009, there was no outstanding indebtedness under the U.S. Revolving Facility and $13.6 million outstanding in letters of credit issued by Wells Fargo Bank, which guarantee the performance of certain of our contractual obligations.

Canadian Revolving Credit Facility.  National Money Mart Company, DFG’s wholly owned indirect Canadian subsidiary, is the borrower under the Canadian Revolving Facility which has an interest rate of CDOR plus 300 basis points, subject to reductions as we reduce our leverage. The facility terminates on October 30, 2011 prior to giving effect to the amendment and extension of the Credit Agreement. The facility may be subject to mandatory reduction and the revolving loans subject to mandatory prepayment (after prepayment of the term loans under the Credit Agreement), principally in an amount equal to 50% of excess cash flow (as defined in the Credit Agreement). National Money Mart Company’s borrowing capacity under the Canadian Revolving Facility is limited to the lesser of the total commitment of C$28.5 million or 85% of certain combined liquid assets of National Money Mart Company and Dollar Financial U.K. Limited and their respective subsidiaries. At September 30, 2009, the borrowing capacity was C$28.5 million. There was no outstanding indebtedness under the Canadian facility at September 30, 2009.

United Kingdom Overdraft Facility.  In the third quarter of fiscal 2008, our U.K. subsidiary entered into an overdraft facility which provides for a commitment of up to GBP 5.0 million. There was no outstanding indebtedness under the United Kingdom facility at September 30, 2009. We have the right of offset under the overdraft facility, by which we net our cash bank accounts with our lender and the balance on the overdraft facility. Amounts outstanding under the United Kingdom overdraft facility bear interest at a rate of the Bank Base Rate (0.5% at September 30, 2009) plus 2.0% prior to giving effect to the amendment and extension of the Credit Agreement. Interest accrues on the net amount of the overdraft facility and the cash balance.

Debt Due Within One Year.  As of September 30, 2009, debt due within one year consisted of $3.8 million mandatory repayment of 1.0% per annum of the original principal balance of the Canadian Term Facility and the U.K. Term Facility, prior to giving effect to the amendment and extension of the Credit Agreement.

Long-Term Debt.  As of September 30, 2009, long-term debt consisted of $163.7 million of Convertible Notes and $365.8 million in term loans due October 30, 2012 under the Credit Agreement, prior to giving effect to the amendment and extension of the Credit Agreement.

Operating Leases.  Operating leases are scheduled payments on existing store and other administrative leases. These leases typically have initial terms of five years and may contain provisions for renewal options, additional rental charges based on revenue and payment of real estate taxes and common area charges.

We entered into the commitments described above and other contractual obligations in the ordinary course of business as a source of funds for asset growth and asset/liability management and to meet required capital needs. Our principal future obligations and commitments as of September 30, 2009, excluding periodic interest payments, include the following (in thousands):

		Less than	1-3	4-5	After 5
	Total	1 Year	Years	Years	Years

Long-term debt:
Term loans due 2012(1)	$369,642	$3,811	$7,621	$358,210	$—
2.875% Senior Convertible Notes due 2027	200,000	—	—	—	200,000
Operating lease obligations	138,272	34,257	49,506	28,915	25,594

Total contractual cash obligations	$707,914	$38,068	$57,127	$387,125	$225,594

(1)	Prior to giving effect to the amendment and extension of the Credit Agreement.

Transactions.  We anticipate that upon consummation of the Transactions, long-term debt will be increased by approximately $250.0 million as a result of the issuance of the notes offered hereby and the application of the net proceeds therefrom. See “Offering Circular Summary — The Transactions” and “Use of Proceeds.”

We believe that, based on current levels of operations and anticipated improvements in operating results, cash flows from operations and borrowings available under our credit facilities will allow us to fund our liquidity and capital expenditure requirements for the foreseeable future, including payment of interest and principal on our indebtedness. This belief is based upon our historical growth rate and the anticipated benefits we expect from operating efficiencies. We also expect operating expenses to increase, although the rate of increase is expected to be less than the rate of revenue growth for existing stores. Furthermore, we do not believe that additional acquisitions or expansion are necessary to cover our fixed expenses, including debt service.

Balance Sheet Variations

September 30, 2009 compared to June 30, 2009.

Loans receivable, net increased by $9.3 million to $124.0 million at September 30, 2009 from $114.7 million at June 30, 2009. Loans receivable, gross increased by $10.6 million and the related allowance for loan losses increased by $1.3 million. All of the Company’s business units showed increases in their loan receivable balances with the U.K. business comprising almost 45.8% of the increase followed by the newly acquired Poland business accounting for 21.9% of the consolidated increase. In constant dollars, the allowance for loan losses increased by $0.8 million and remained relatively constant at 9.6% of outstanding principal balances at both September 30, 2009 and June 30, 2009. The following factors impacted this area:

•	Continued improvements in U.S. collections and our actions taken in an effort to decrease our risk exposure by reducing the amount that we are willing to loan to certain customer segments, the historical loss rate, which is expressed as a percentage of loan amounts originated for the last twelve months applied against the principal balance of outstanding loans declined have shown further improvement. The ratio of the allowance for loan losses related to U.S. short-term consumer loans decreased by 13.0% from 4.6% at June 30, 2009 compared to 4.0% at September 30, 2009.

•	In constant dollars, the Canadian ratio of allowance for loan losses has decreased modestly from 3.3% at June 30, 2009 to 3.0% at September 30, 2009. This is continued improvement over allowance for loan loss rates at or near the 5.0% rates being recorded in early fiscal 2009.

•	In constant dollars, the U.K.’s allowance for loan losses remained relatively stable at approximately 8.5% of outstanding principal at both September 30, 2009 and June 30, 2009.

Loans in default, net increased by $0.4 million from $6.4 million at June 30, 2009 to $6.8 million at September 30, 2009. On a constant dollar basis, there was effectively no change in the net loans in default, balance from the end of the prior fiscal year.

Goodwill and other intangibles increased $12.9 million, from $454.3 million at June 30, 2009 to $467.3 million at September 30, 2009 due primarily to foreign currency translation adjustments of $12.4 million and by purchase accounting adjustments of $0.5 million.

Income taxes payable decreased $4.3 million, from $14.8 million at June 30, 2009 to $10.5 million at September 30, 2009 due primarily to timing of payment with taxing authorities.

Accrued expenses and other liabilities increased $11.0 million from $70.6 million at June 30, 2009 to $81.6 million at September 30, 2009 primarily due to the reclassification of $8.6 million from long-term to current related to a payment in connection with the anticipated Ontario class action settlement that is anticipated to be made in July of 2010. Foreign currency translation adjustments accounted for $4.0 million of the decrease.

The fair value of derivatives increased from a liability position of $10.2 million at June 30, 2009 to a liability of $36.2 million as of September 30, 2009, a change of $26.0 million. The change in the fair value of these cash flow hedges are a result of the change in the foreign currency exchange rates and interest rates related to Canadian term loans.

Other non-current liabilities decreased by $6.7 million from $25.2 million at June 30, 2009 to $18.5 million at September 30, 2009 primarily due to the reclassification of $8.6 million noted in the discussion of accrued expenses.

Seasonality and Quarterly Fluctuations

Our business is seasonal due to the impact of several tax-related services, including cashing tax refund checks, making electronic tax filings and processing applications of refund anticipation loans. Historically, we have generally experienced our highest revenues and earnings during our third fiscal quarter ending March 31, when revenues from these tax-related services peak. Due to the seasonality of our business, results of operations for any fiscal quarter are not necessarily indicative of the results of operations that may be achieved for the full fiscal year. In addition, quarterly results of operations depend significantly upon the timing and amount of revenues and expenses associated with the addition of new stores.

Impact of Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standard Codification (“ASC”) 805-10 (formerly SFAS 141R, Business Combinations). This Statement applies to all transactions or other events in which an entity obtains control of one or more businesses, including those combinations achieved without the transfer of consideration. This Statement retains the fundamental requirements that the acquisition method of accounting be used for all business combinations. This Statement expands the scope to include all business combinations and requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their fair values as of the acquisition date. Additionally, the Statement changes the way entities account for business combinations achieved in stages by requiring the identifiable assets and liabilities to be measured at their full fair values. We adopted the provisions of this Statement on July 1, 2009.

In December 2007, the FASB issued ASC 810-10 (formerly SFAS 160, Non-controlling Interests in Consolidated Financial Statements). This Statement establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, this Statement requires that consolidated net income include the amounts attributable to both the parent and the non-controlling interest. We adopted the provisions of this Statement on July 1, 2009.

In March 2008, the FASB issued ASC 815-10 (formerly SFAS 161, Disclosures about Derivative Instruments and Hedging Activities). The Statement applies to all derivative instruments and related hedged items accounted for under hedge accounting. The Statement requires (1) qualitative disclosures about objectives for using derivatives by primary underlying risk exposure and by purpose or strategy, (2) information about the volume of derivative activity in a flexible format that the preparer believes is the most relevant and practicable, (3) tabular disclosures about balance sheet location and gross fair value amounts of derivative instruments, income statement and other comprehensive income location and amounts of gains and losses on derivative instruments by type of contract and (4) disclosures about credit-risk-related contingent features in derivative agreements. We adopted the provisions of the Statement on January 1, 2009.

In May 2008, the FASB issued ASC 470-20 (formerly FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled Upon Conversion (Including Partial Cash Settlement)). The Statement requires the initial proceeds from convertible debt that may be settled in cash to be bifurcated between a liability component and an equity component. The objective of the guidance is to require the liability and equity components of convertible debt to be separately accounted for in a manner such that the interest expense recorded on the convertible debt would not equal the contractual rate of interest on the convertible debt but instead would be recorded at a rate that would reflect the issuer’s conventional debt borrowing rate. This is accomplished through the creation of a discount on the debt that would be accreted using the effective interest method as additional non-cash interest expense over the period the debt is expected to remain outstanding. We adopted the Statement on July 1, 2009 and applied it retroactively to all periods presented. The adoption impacted the accounting of our 2.875% Senior Convertible Notes due 2027 resulting in additional interest expense of approximately $7.8 million and $8.6 million in fiscal years 2008 and 2009, respectively and additional interest expense of $2.1 million for the three months ended September 30, 2008. Also, the adoption of the Statement reduced our debt balance by recording a debt discount of approximately $55.8 million, with an offsetting increase to additional paid in capital. Such amount will be amortized over the remaining expected life of the debt.

In April 2009, the FASB issued ASC 825-10 (formerly FSP SFAS 107-b Disclosures about Fair Value of Financial Instruments). The Statement requires disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. We adopted the provisions of the Statement for the first quarter fiscal 2010.

In May 2009, the FASB issued ASC 855-10 (formerly SFAS 165 Subsequent Events). The Statement requires companies to evaluate events and transactions that occur after the balance sheet date but before the date the financial statements are issued, or available to be issued in the case of non-public entities. The Statement requires entities to recognize in the financial statements the effect of all events or transactions that provide additional evidence of conditions that existed at the balance sheet date, including the estimates inherent in the financial preparation process. Entities shall not recognize the impact of events or transactions that provide evidence about conditions that did not exist at the balance sheet date but arose after that date. The Statement also requires entities to disclose the date through which subsequent events have been evaluated. We adopted the provisions of the Statement, as required, the adoption did not have a material impact on our financial statements. We have evaluated subsequent events from the balance sheet date through November 6, 2009, see subsequent event note.

In June, 2009, the FASB issued ASC 105-10 (formerly SFAS 168 Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles ). The Statement establishes the FASB Accounting Standards Codificationtm as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. The Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009, for most entities. On the effective date, all non-SEC accounting and reporting standards will be superseded. We adopted this Statement for the quarterly period ended September 30, 2009, as required, and adoption has not had a material impact on our consolidated financial statements.

DOLLAR FINANCIAL CORP.

SUPPLEMENTAL STATISTICAL DATA

	Three Months Ended
	September 30,
	2008	2009

Company Operating Data:
Stores in operation:
Company-owned	1,064	1,032
Franchised stores and check cashing merchants	313	156

Total	1,377	1,188

	Three Months Ended
	September 30,
	2008	2009

Check Cashing Data:
Face amount of checks cashed (in millions)	$1,318	$983	(1)
Face amount of average check	$521	$484	(2)
Average fee per check	$19.19	$18.60	(3)
Number of checks cashed (in thousands)	2,529	2,032

	Three Months Ended
	September 30,
	2008	2009

Check Cashing Collections Data (in thousands):
Face amount of returned checks	$19,161	$9,433
Collections	(13,938)	(7,354)

Net write-offs	$5,223	$2,079

Collections as a percentage of returned checks	72.7%	78.0%
Net write-offs as a percentage of check cashing revenues	10.8%	5.5%
Net write-offs as a percentage of the face amount of checks cashed	0.40%	0.21%

(1)	Net of a $50 decrease as a result of the impact of exchange rates for the three months ended September 30, 2009.

(2)	Net of a $24 decrease as a result of the impact of exchange rates for the three months ended September 30, 2009.

(3)	Net of a $1.19 decrease as a result of the impact of exchange rates for the three months ended September 30, 2009.

The following chart presents a summary of our consumer lending operations, including loan originations, which includes loan extensions and revenues for the following periods (in thousands):

	Three Months Ended
	September 30,
	2008	2009

U.S. company-funded consumer loan originations	$166,380	$135,803
Canadian company-funded consumer loan originations	232,845	199,167 (1)
U.K. company-funded consumer loan originations	111,884	109,828 (2)

Total company-funded consumer loan originations	$511,109	$444,798

U.S. servicing revenues	$578	$—
U.S. company-funded consumer loan revenues	22,225	17,858
Canadian company-funded consumer loan revenues	37,197	35,215
U.K. company-funded consumer loan revenues	21,498	19,690

Total consumer lending revenues, net	$81,498	$72,763

Gross charge-offs of company-funded consumer loans	$59,477	$41,716
Recoveries of company-funded consumer loans	(47,439)	(32,966)

Net charge-offs on company-funded consumer loans	$12,038	$8,750

Gross charge-offs of company-funded consumer loans as a percentage of total company-funded consumer loan originations	11.6%	9.4%
Recoveries of company-funded consumer loans as a percentage of total company-funded consumer loan originations	9.2%	7.4%
Net charge-offs on company-funded consumer loans as a percentage of total company-funded consumer loan originations	2.4%	2.0%

(1)	Net of a $10.5 million decrease as a result of the impact of exchange rates for the three months ended September 30, 2009.

(2)	Net of a $16.7 million decrease as a result of the impact of exchange rates for the three months ended September 30, 2009.